AMENDED AND RESTATED
NTT DRAFT 12-06

AMENDED AND RESTATED MASTER SERVICES AGREEMENT
between
GRAPHIC PACKAGING INTERNATIONAL, LLC
and
NTT DATA AMERICAS, INC.
December 15, 2023

GPI/NTT DATA Confidential

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TABLE OF CONTENTS
ARTICLE I – CONTRACTING PARTIES, TERM AND EXTENSION    1
1.1Contracting Parties    1
1.2Term    2
1.3Extension    2
ARTICLE II – DESIGNATED SERVICES    3
2.1Designated Services    3
2.2Statement of Work; In-Flight Projects    3
2.3Responsibilities    3
2.4Transition    4
2.5Critical Milestones and Milestone Credits    4
2.6New Services    4
2.7Projects    5
2.8Third Party Services    6
2.9Financial Commitments/Alternative Sourcing    6
2.10Service Levels    7
2.11Inherent Services    7
2.12Evolution of Designated Services    7
2.13Reports    7
ARTICLE III – RELATIONSHIP MANAGEMENT; GOVERNANCE    7
3.1Account Managers    7
3.2Account Governance    8
3.3Procedures Manual    8
3.4Satisfaction Surveys    8
3.5Change Control Procedures    9
ARTICLE IV – CHARGES AND INVOICING    10
4.1Charges    10
4.2Invoicing and Payment    10
4.3Disputed Invoices    11
4.4Expenses    11
4.5Rights of Set-Off    11
4.6Unpaid Amounts    12
4.7Refunds and Credits    12
4.8Payment For Re-Runs    12
ARTICLE V – ADJUSTMENTS TO CHARGES    12
5.1Benchmarking    13
5.2Charges Renegotiation    14
ARTICLE VI – TAXES    15
6.1Allocation of Responsibility    15
6.2Exemptions    16
6.3Property and Ad Valorem Taxes    16
6.4Withholding Taxes    16
6.5Assessments    16
6.6Refunds and Rebates    17
6.7Cooperation    17
ARTICLE VII – RESERVED    18
ARTICLE VIII – TECHNOLOGY.    18
8.1Planning    18
8.2Assets and Financial Responsibilities    19
8.3Equipment Refresh    19
8.4Software Currency    19
8.5Procurement and Maintenance    20
8.6Third Party Software    20

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8.7Intellectual Property    20
8.8GPI Equipment and Software    22
ARTICLE IX – MANAGEMENT OF RESOURCES    23
9.1Transition of Personnel    23
9.2Personnel Resources    23
9.2Subcontracting    25
ARTICLE X – FACILITIES, CONSENTS, REGULATORY REQUIREMENTS    27
10.1Access to Facilities and Related Services    27
10.2Location Changes    27
10.3Assistance, Consents and Governmental Approvals    28
10.4Export Controls    29
10.5Regulatory Compliance    29
10.6Privacy Policy    30
10.7Security Requirements    30
10.8Required Changes to Designated Services    30
ARTICLE XI – DIVESTITURES, MERGERS AND ACQUISITIONS    31
11.1Effect of Divestitures, Mergers and Acquisitions    31
ARTICLE XII – BUSINESS CONTINGENCIES    33
12.1Disaster Recovery    33
12.2Disaster Recovery Plan Testing    34
12.3Effects of Disasters    34
12.2Force Majeure    35
12.5    Other Business Contingencies    36
ARTICLE XIII – DATA AND CONFIDENTIALITY    36
13.1DATA    36
13.2Confidentiality    37
13.3Irreparable Harm    39
ARTICLE XIV – AUDIT RIGHTS    40
14.1Operational Audits    40
14.2Regulatory Audits    40
14.3Operational Audit Results    40
14.4Financial Audits    40
14.5NTT DATA RECORDS    41
14.6Access to Third Parties    41
14.7Cooperation and Assistance    41
14.8No Unreasonable Disruption    41
14.9SAS 70 REVIEWS    41
ARTICLE XV – TERMINATION    42
15.1Termination for Convenience    42
15.3Termination for Change in Control of NTT DATA    43
15.4Termination for Cause    43
15.5NTT DATA Right to Terminate    43
15.6Service Level Termination Event    44
15.7Termination for Force Majeure Event    44
15.8Termination for Disaster    44
15.9Termination for Insolvency    44
15.10Termination for Transition Failure    45
15.11Effect of Termination    45
15.12Termination Assistance    45

ARTICLE XVI – REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS    48
16.1Representations, Warranties and Additional Covenants of NTT DATA    48
16.2Representations, Warranties and Additional Covenants of GPI    50

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ARTICLE XVII – INDEMNITIES    52
17.1Indemnification by NTT DATA    52
17.2Indemnification by GPI    54
17.3Indemnification Procedures    55
ARTICLE XVIII – LIABILITY    56
18.1Limitation on Consequential Damages    56
18.2Limitation on Direct Damages    57
18.3Cumulative Remedies    57
18.4Mitigation of Damages    57
18.5Acknowledgment    58
ARTICLE XIX – INSURANCE    58
19.1Insurance    58
ARTICLE XX – DISPUTES    58
20.1Disputes In General    58
20.2Continued Performance    58
20.3Parties’ Agreement    58
ARTICLE XXI – MISCELLANEOUS    58
21.1Right to Engage in Other Activities    58
21.2Independent Parties    58
21.3Entire Agreement; Survival    59
21.4Amendments; Waiver    59
21.5Binding Nature; Assignment    59
21.6Third Party Beneficiaries    59
21.7Approvals and Similar Actions    59
21.8Notices    60
21.10Press Releases    60
21.11Construction Rules    61
21.12Further Assurances    61
21.13Governing Law; Venue; Jurisdiction    61

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MASTER SERVICES AGREEMENT
THIS AMENDED AND RESTATED MASTER SERVICES AGREEMENT, consisting of the terms and conditions set forth below and the attached schedules (this “Agreement”) is made and entered into as of December 15, 2023 (the “Effective Date”), by and between Graphic Packaging International, LLC, a corporation formed in accordance with the laws of Delaware (“GPI”), NTT DATA Americas, Inc. (formerly known as NTT DATA Services, LLC) a corporation formed in accordance with the laws of Delaware (”NTT DATA”).
The Parties (entered into a Master Agreement for Services dated November 29, 2007.
The Parties desire to further amend and restated such Master Agreement for Services, together with certain schedules and related attachments on the terms and conditions set forth herein.
The Parties agree that the terms and conditions governing the agreement of the Parties for the Services (as defined herein) are comprised of those set forth in the Agreement (as defined herein).
BACKGROUND
GPI desires that a third party experienced and expert in performing and managing information technology and related services and functions perform for GPI certain such services and functions currently performed by GPI for itself. GPI believes that by engaging such a qualified third party to perform such services and functions, GPI can achieve certain economic efficiencies, performance improvements and operational advantages. NTT DATA offers the types of services and functions required by GPI, and NTT DATA desires to provide such services to GPI. This Agreement documents the terms and conditions pursuant to which GPI will purchase, and NTT DATA will provide, such services and functions.
For ease of reference, capitalized terms used in this Agreement are defined, and Rules of Interpretation are set forth, in Schedule A hereto.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GPI and NTT DATA agree as follows:
AGREEMENT
ARTICLE I – CONTRACTING PARTIES, TERM AND EXTENSION
1.1Contracting Parties.
(a)In addition to receiving Designated Services under this Agreement, GPI will act as purchasing agent on behalf of and will be responsible for all obligations of the Affiliates of GPI receiving services under the terms of this Agreement (the “Service Recipients”). The Service Recipients as of the Effective Date are set forth in Schedule 1.1(a). GPI may unilaterally amend Schedule 1.1(a) from time to time to add additional Service Recipients, provided that such entities are Affiliates of GPI. The Parties will agree upon any Changes required to the Designated Services as a result of, and any one-time charges associated with, the addition of a Service Recipient in accordance with the Change Control Procedures. The Parties may elect, in the case of the addition of Service Recipients located outside of the United States, to enter into local country agreements pursuant to which such Service Recipients would receive Designated Services and in which the allocation of responsibility for taxes shall be negotiated separately and shall not be governed by Article VI of this Agreement. Unless otherwise agreed by the Parties, the volume of Designated Services for additional Service Recipients will be included in the calculation of overall volumes for Designated Services for purposes of calculating Charges, renegotiation triggers and other relevant aspects of this Agreement.
(b)GPI will have a written agreement with each of the Service Recipients prior to NTT DATA’ provision of Designated Services to such Service Recipients that provides, for the benefit of NTT DATA, that the Service Recipients will not make any claim or be a party to any action or lawsuit, directly or indirectly, against Perot Systems or its Affiliates or their employees, officers, or directors arising under this Agreement. GPI is fully responsible for the performance of GPI's obligations under this Agreement with respect to the Designated Services provided to such Service Recipients. Subject to Section 11.1(f) (Effect of Divestitures, Mergers and Acquisitions), in the event a Service Recipient makes a claim or brings an action against NTT DATA, GPI will cause such Service Recipient to end the claim or action, or GPI will bring the claim or action in GPI’s name.

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1.2Term. The term of this Agreement (the “Term”) will begin on the Effective Date and, unless terminated earlier pursuant to Article XV (Termination) or extended pursuant to Section 1.3 (Extension), will continue until 11:59 p.m. Atlanta, Georgia on January 31, 2029 (the “Term Expiration Date”).
1.3Extension.
(a)Upon request by GPI made no less than eighteen (18) months prior to the Term Expiration Date, NTT DATA will promptly prepare and deliver to GPI, within thirty (30) days after receipt of GPI’s request, a proposal for the extension of the Term (the “Renewal Proposal”). The Renewal Proposal will provide GPI with sufficient detail to allow GPI to make an informed decision as to whether to extend the Term. GPI will provide NTT DATA Notice at least six (6) months prior to the Term Expiration Date as to whether GPI desires to negotiate to extend the Term. If GPI indicates in such Notice that it desires to extend the Term, the Parties will negotiate the terms and conditions applicable to, and the duration of, such extension. Subject to Section 1.3(b), if the Parties are unable to agree upon the applicable terms and conditions with respect to such extension by the date three (3) months prior to the Term Expiration Date or any agreed upon extension thereof, this Agreement will expire on the Term Expiration Date (subject to Section 21.3 (Entire Agreement; Survival)).
(b)Notwithstanding Section 1.3(a), GPI shall have two (2) options to extend the Term for a period of up to twelve (12) months each (each such twelve (12) month period, an “Option Period”), resulting in aggregate Option Periods of up to twenty-four (24) months. If GPI elects to exercise its right to extend the Term for the Option Periods, it will do so by providing NTT DATA with Notice of such election no less than ninety (90) days prior to the original Term Expiration Date (in the case of GPI’s exercise of its right to extend the Term for the first Option Period), and no less than ninety (90) days prior to the expiration of the first Option Period (in the case of GPI’s exercise of its right to extend the Term for the second Option Period). Each such extension shall be at the Charges and terms and conditions in effect (i) as of the Term Expiration Date, in the case of the first Option Period; and (ii) as of the expiration of the first Option Period, in the case of the second Option Period.

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ARTICLE II – DESIGNATED SERVICES
2.1Designated Services. NTT DATA shall be responsible for delivery of the following services (the “Designated Services”) on the Commencement Date, as such services are segregated into the towers of service (“Service Towers”) set forth in Schedule 2.1.1: (1) those functions described in the Statement of Work; (2) any New Services added to the Designated Services pursuant to Section 2.6(a) (New Services); and (3) Projects (other than New Scope Projects) described in, and added pursuant to the terms of, this Agreement. The Parties acknowledge and agree that GPI shall retain authority over strategic direction for the Designated Services and the right to determine, alter and define GPI’s Responsibilities in connection therewith, subject to the Change Control Procedures in cases where changes in GPI’s strategic direction require Changes to the Designated Services or resources from NTT DATA not already involved in the performance of the Designated Services to accommodate such modifications to GPI’s strategic direction.
2.2Statement of Work.
(a)NTT DATA will provide the Designated Services in accordance with the Statement of Work (the “Statement of Work”), as set forth in Schedules 2.2(a), (b), and (c) hereto. The Statement of Work describes each Party’s Responsibilities with respect to the Designated Services, the functions being performed, and other terms specific to the applicable Designated Services.
2.3Responsibilities. NTT DATA and GPI will perform their respective duties, obligations and responsibilities as set forth in this Agreement and the Statement of Work (“Responsibilities”). NTT DATA’ obligation to perform its Responsibilities will be excused where NTT DATA’ performance of its Responsibilities was adversely affected by a NTT DATA Excuse and NTT DATA demonstrates that (a) such NTT DATA Excuse was the primary cause of NTT DATA’ inability to perform and (b) NTT DATA could not have continued performance by using commercially reasonable methods, activities and procedures (collectively, “Workarounds”). In the event of (a) and (b), NTT DATA will be excused from performance only to the extent that, and for so long as, the cause giving rise to the NTT DATA Excuse prevents, delays, or impairs NTT DATA’ performance, and provided that NTT DATA takes reasonable steps to mitigate the effects of such cause(s). To the extent possible, GPI will notify in writing the NTT DATA Client Executive and if relevant NTT DATA’ manager of the Service Tower of circumstances of which GPI is aware that will prevent GPI from performing its Responsibilities and that will require NTT DATA to implement a Workaround. Regardless of whether GPI is able to provide such advance notice, to the extent NTT DATA is aware of circumstances which would require it to implement a Workaround, NTT DATA will proactively develop and implement the necessary Workarounds. Where a Workaround is necessitated from a NTT DATA Excuse, GPI will reimburse NTT DATA for its reasonable costs incurred in performing the Workarounds, provided that (a) such costs are in excess of the costs NTT DATA would incur in performing its Responsibilities absent the occurrence of the event giving rise to the NTT DATA Excuse, (b) NTT DATA is able to demonstrate the nature and amount of such costs to GPI, and (c) the labor component of such assistance is charged to GPI at rates no higher than the applicable rates (if any) set forth in the Charges Schedule. In the case where GPI is financially responsible for the cost of a Workaround: (x) except in the case of an emergency, to the extent NTT DATA must acquire additional Equipment necessary to perform a Workaround, NTT DATA must obtain GPI’s prior written Consent; (y) NTT DATA will use commercially reasonable efforts to minimize the costs of a Workaround, including attempting to absorb the excess cost related to the Workaround with the use of resources then allocated to GPI; and (z) NTT DATA acknowledges that it will not charge GPI additional fees for resources then assigned to the GPI account who are engaged in creating and implementing a Workaround. If NTT DATA performs a Workaround in accordance with this Section 2.3, NTT DATA shall be relieved from failures to perform its related obligations under this Agreement resulting from failures caused by the Workaround if NTT DATA notified GPI of the potential of the occurrence of such failures (if NTT DATA knew, or should reasonably have known of such potential), and GPI nonetheless approved the implementation of the Workaround.

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2.4Transformation. The transformation of the Designated Services (including all activities associated therewith) includes two (2) main components: (a) NTT DATA’s activities associated with modifying some of the Designated Services in their present mode of operations; and (b) NTT DATA’ activities associated with its future mode of operations for the GPI account, which includes the migration out of the NTT DATA Plano, Texas, location to publicly-available commercial cloud services and an alternate data center location (all such activities the “Transformation”). Schedule 2.4 sets forth the transformation and migration plan, including each of the Parties’ respective Responsibilities (the “Transformation Plan”). The Parties acknowledge (i) NTT DATA Transformation activities began on October 1, 2023, (ii) a Transformation Plan has already been delivered, and (iii) will negotiate, in good faith, the terms of the final Transformation Plan.
2.5Reserved.
2.6New Services.
(a)The Parties may agree that NTT DATA will provide to GPI, as requested by GPI in writing from time to time, services that (1) unless otherwise agreed, will be subject to all terms and conditions of this Agreement and (2) fall outside of the then-current scope of the Designated Services (the “New Services”). New Services can either be (a) activities that are performed on a continuous basis for the remainder of the Term; or (b) activities that are performed in relation to projects with approved Project Plans in accordance with the guidelines set out in Schedule 2.7 and for which the Project Plans were approved after the Effective Date (the “New Scope Projects”). The written agreement of the Parties that NTT DATA will provide a New Service will be made through the Change Control Procedures and will be documented (i) in the form of an amendment to an existing Statement of Work or the addition of a new Statement of Work, if such New Services are not a New Scope Project, and (ii) through a Project Plan, if such New Services are a New Scope Project. To determine whether a service is a New Service, the Parties will first review the Statement of Work for guidance as to whether the requested service is included within (or inherent in) the Responsibilities assigned to NTT DATA in the Statement of Work such that it will qualify as a Designated Service. If review of the Statement of Work does not provide sufficient guidance, the Parties will determine whether a charging mechanism exists in the Charges Schedule that would reasonably be associated with (or closely approximates a reasonable charging mechanism for) such Service. If the Statement of Work or applicable charging mechanism indicates (whether expressly or by means of a close approximation) that such service is included within the Designated Service, NTT DATA will perform such service in accordance with its existing obligation to perform the Designated Services for the Charges associated with that Designated Service, and, the Parties will normalize the existing charging mechanism such that it would ideally apply to such service. If the service does not qualify as a Designated Service in accordance with such criteria, then that service will be deemed a New Service.
(b)Upon NTT DATA’ receipt of a request from GPI that NTT DATA provide additional services and a determination on behalf of GPI that such additional services constitute a New Service, NTT DATA will within five (5) Business Days provide GPI with an initial response indicating whether NTT DATA will provide a proposal to perform the New Services. If NTT DATA elects to provide a proposal to perform the New Services, Perot Systems will within thirty (30) Business Days (or such shorter period as required by a Service Level) prepare, at no additional charge beyond the Base Fees, a written proposal that will include the following information, to the extent relevant:
(i)a written description of the work that NTT DATA anticipates performing in connection with such New Service;
(ii)a schedule for commencing and implementing such New Service;
(iii)a project plan for implementing such New Service;
(iv)NTT DATA’ proposed charges for such New Service, including a detailed breakdown of any such charges;
(v)proposed service levels applicable to such New Service;
(vi)an estimate of the human resources necessary to provide the New Service;
(vii)a description of any new software, tools or Equipment to be provided by NTT DATA in connection with such New Service;

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(viii)a description of the software, tools and Equipment and run-time requirements necessary to develop and operate any new software;
(ix)a list of any existing software, tools or Equipment included in or to be used in connection with such New Service;
(x)acceptance test criteria and procedures for any new software, tools or any products, packages or services to be used in connection with such New Service;
(xi)the name and title of the NTT DATA employee who would serve as project manager in connection with the implementation of the New Service or the management of a New Scope Project;
(xii)a list of all jurisdictions (with a level of specificity as requested by GPI) from which such New Service will be provided if such New Service will be performed other than at a Service Location; and
(xiii)any other information reasonably requested by GPI.
(c)NTT DATA will not begin performing any New Service until (i) the Parties have agreed upon the terms and conditions of the New Service pursuant to the Operational Change Control Procedures, (ii) the relevant documentation pertaining to the New Service has been completed in accordance with the Contract Charge Control Procedures, and (iii) GPI has provided NTT DATA with written authorization to perform the New Service.
2.7Projects. Except with respect to Projects qualifying as Included Projects, In-flight Projects, or as otherwise expressly agreed by the Parties in a Project Plan, all Projects agreed to by the Parties after the Effective Date will be charged to GPI on a time and materials basis, subject to the labor rates set forth in the Charges Schedule. All work that NTT DATA will perform as a Project (other than Included Projects) will be agreed to and documented by the Parties in a written project plan (a “Project Plan”) in accordance with the guidelines set forth in Schedule 2.7. Included Projects will be performed by NTT DATA at no additional Charge to GPI for NTT DATA’ labor. Unless otherwise agreed in the Project Plan, Projects will be terminable at any time by GPI without obligation to pay any Termination Fees or similar charges or fees except that GPI will be responsible for payment of fees for work performed on the Project through the date of termination of the Project and out-of-pocket costs or investments made by providers associated with the performance of such Projects. NTT DATA’ performance of an Included Project shall be subject to agreement of the Parties in accordance with the guidelines set forth in Schedule 2.7.
2.8Third Party Services.
(a)Cooperation by NTT DATA. If GPI contracts with a Third Party to perform any services that in any way impact or are impacted by the Designated Services, NTT DATA will cooperate with GPI and any such Third Party, to the extent reasonably requested by GPI. Such cooperation will include: (i) providing reasonable physical and electronic access to facilities and technical documentation related to the Designated Services; (ii) providing such information regarding the operating environment, system constraints and other operating parameters as is reasonably necessary for the work product of the Third Party to be compatible with the Designated Services; (iii) performing integration services with respect to integrating any Third Party Software or hardware into the operating environment supporting the Designated Services; and (iv) such other cooperation as may be reasonably requested by GPI. GPI acknowledges that NTT DATA may require the Third Party to enter into a commercially reasonable confidentiality agreement prior to NTT DATA sharing any NTT DATA Confidential Information with such Party. GPI further acknowledges that any such cooperation may qualify as a Project, including an Included Project.
(b)Managed Agreements. GPI hereby appoints NTT DATA as the agent of GPI, and NTT DATA accepts such appointment as a part of the Designated Services, for the limited purposes of administering, managing, supporting, operating, billing and ordering under certain Third Party agreements (the “Managed Agreements”) in furtherance of the Designated Services. Schedule 2.8(b) identifies each of the Managed Agreements. NTT DATA will perform its obligations and responsibilities as an agent under the Managed Agreements subject to the provisions of this Agreement. As part of its monthly reporting obligations, NTT DATA will provide to GPI all material information and documentation related to its activities as GPI’s agent with respect to the Managed Agreements. GPI may terminate or provide additional restrictions on NTT DATA’ agency appointment with respect to the Managed Agreements at any time in GPI’s discretion, provided that any Changes to the Designated Services necessitated by such termination or

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restrictions will be made in accordance with the Change Control Procedures. The Parties may, by mutual agreement, add any Third Party agreements to the list of Managed Agreements.
2.9Financial Commitments/Alternative Sourcing.
(a)GPI will not be obligated to pay NTT DATA any minimum Charges or other payment (subject to the Charges Schedule) in the event of reductions in GPI’s usage of the Designated Services, including, without limitation any volume reductions caused by Outsourcing, Insourcing or the divesting, by GPI, of any entity in accordance with Article XI (Divestitures, Mergers and Acquisitions).
(b)GPI may during the Term retain Third Parties, without penalty, to perform any service, function, responsibility or task that is within the scope of the Designated Services (“Outsource”) or would constitute New Services, or to perform any such services, functions, responsibilities or tasks internally (“Insource”). GPI’s election to Outsource or Insource will not affect GPI’s right to receive Reduced Resource Credits pursuant to the Charges Schedule. If GPI Insources or Outsources Designated Services, then GPI will receive any applicable Reduced Resource Credits associated with its continued usage, and to the extent that GPI’s reduced usage triggers a renegotiation right in accordance with Section 5.2 (Charges Renegotiation), the Parties will renegotiate the Base Fees, ARCs, RRCs and Termination Fees associated with such Service Tower. NTT DATA will assist a Third Party provider in providing Outsourced services to GPI in accordance with Section

2.8 (Third Party Services). Any Changes required to be made with respect to the remaining Designated Services as a result of the Insourcing or Outsourcing of Designated Services by GPI will be subject to the Change Control Procedures.
2.10Service Levels. Beginning on the Commencement Date NTT DATA’ performance of the Designated Services will meet or exceed the Service Levels as set forth in the service level agreement attached hereto as Schedule 2.10 (the “Service Level Agreement”). Subject to the terms and conditions of the Service Level Agreement, NTT DATA’ failure to perform Service Levels can result in GPI receiving credits against Charges in the form of Service Level Credits, all in accordance with the terms of the Service Level Agreement.
2.11Inherent Services. If any services, functions or responsibilities not specifically described in this Agreement or the Statement of Work are required for the proper performance and provision of the Designated Services, or are an inherent part of or necessary sub-task included within the Designated Services (collectively, “Inherent Services”), they will be deemed to be implied by and included within the scope of the Designated Services to the same extent and in the same manner as if specifically described in the Statement of Work. Unless otherwise expressly provided in this Agreement, NTT DATA will furnish all necessary management, supervision, labor, facilities, furniture, equipment, supplies and materials necessary to provide the Designated Services.
2.12Evolution of Designated Services. NTT DATA will cause the Designated Services to evolve and to be modified, enhanced, supplemented and replaced as necessary for the Designated Services to keep pace with technological advances and advances in methods of delivering services similar to the Designated Services. Adjustments in the Designated Services in accordance with this Section 2.12 will be deemed to be included within the scope of the Designated Services to the same extent and in the same manner as if expressly described in the Statement of Work.
2.13Reports. The reports that NTT DATA will provide to GPI that detail NTT DATA’ compliance with this Agreement are listed in Schedule 2.13. GPI may request, and NTT DATA will provide, additional reports that are necessary in GPI’s reasonable discretion for GPI to assess either NTT DATA’ performance of the Designated Services or GPI’s internal operations related to the Designated Services. Reports and other documentation must be available in both hardcopy and electronic format. Unless otherwise agreed by GPI, meetings at which reports will be discussed will be scheduled so that GPI has at least five (5) Business Days prior to the meeting to review the reports. With regard to reports documenting NTT DATA’ performance, NTT DATA will explain any deviations from the Service Levels and other performance requirements and include a plan for corrective action where appropriate. In addition, NTT DATA will provide GPI with such documentation and other information as may be reasonably requested by GPI from time to time in order to verify that NTT DATA’ performance of the Designated Services is in compliance with this Agreement.

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ARTICLE III – RELATIONSHIP MANAGEMENT; GOVERNANCE
3.1Account Managers.

(a)During the Term, NTT DATA will maintain an account manager who will be dedicated to GPI’s account (the “NTT DATA Client Executive”). The NTT DATA Client Executive will be deemed a “Key Person” under Section 9.2(a)(i) (Key Personnel and Critical Personnel). The NTT DATA Client Executive (i) will be the primary contact for GPI in dealing with NTT DATA under this Agreement, (ii) will have overall responsibility for managing and coordinating the delivery of the Designated Services, (iii) will meet regularly with the GPI Representative, and (iv) will have the power and authority to make decisions with respect to actions to be taken by NTT DATA in the ordinary course of day- to-day management of GPI’s account in accordance with this Agreement. The NTT DATA Client Executive may designate in writing additional employees of NTT DATA to be points of contact for GPI with respect to particular matters relating to this Agreement, and for purposes of performing activities relating to the Designated Services, GPI personnel may rely upon information provided by the NTT DATA Client Executive and, as to the particular matters, any of his or her designees.
(b)During the Term, GPI will designate an individual who will serve as GPI’s primary contact for NTT DATA in dealing with GPI under this Agreement (the “GPI Representative”) and who will have the power and authority to make decisions with respect to GPI’s day-to-day management of the provision of the Designated Services under this Agreement. The GPI Representative may designate in writing additional GPI employees to be points of contact for NTT DATA with respect to particular matters relating to this Agreement, and NTT DATA may rely upon the direction given by such persons as it relates to those matters.
3.2Account Governance. GPI’s account will be governed in accordance with Schedule 3.2.
3.3Operating Procedures. NTT DATA will maintain standard operating procedures in accordance with the Services under the SOW, as applicable.
3.4Reserved.

3.5Change Control Procedures.
(a)Operational Change Control. The procedures (the “Operational Change Control Procedures”) that will govern (i) the process by which a Party may propose or request Operational Changes, (ii) the process to be followed by the Parties in analyzing the effects of, and deciding whether to implement, any such Operational Change, and (iii) the manner in which any agreed upon Operational Changes are to be implemented will (i) during the period prior to completion of the Procedures Manual, be in accordance with GPI’s Operational Change Control Procedures in effect as of the Effective Date (the “Interim Operational Change Control Procedures”), a copy of which has been provided to NTT DATA prior to the Effective Date and which may be modified upon agreement of the Parties to address the effect of the Designated Services on such Interim Operational Change Control Procedures, and (ii) after completion of the Procedures Manual, be in accordance with the Operational Change Control Procedures set forth in the Procedures Manual. In addition to and notwithstanding anything to the contrary in the Operational Change Control Procedures, the following guidelines will apply to all Operational Change Control Procedures:
(i)no Operational Change that could have a financial, operational or qualitative impact on GPI will be implemented without GPI’s prior written approval, except as may be necessary on a temporary basis to maintain the continuity of the Designated Services; provided that such approval may be in the form of GPI’s entry, as to an individual Operational Change, in GPI’s electronic change management system IT Service Management Platform/System, or in the form of an approved GPI Change Request providing approval of Operational Changes (such as those approved in weekly CAB meetings).
(ii)with respect to all Operational Changes other than those Operational Changes made on a temporary basis to maintain the continuity of the Designated Services, NTT DATA will (a) schedule Operational Changes so as not to unreasonably interrupt GPI’s business operations, (b) prepare and deliver to GPI each month a rolling schedule for ongoing and planned Changes for the next three (3) month period, and (c) monitor and

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report to GPI the status of Changes that are in- progress against the applicable schedule; and
(iii)with respect to any Operational Change made on a temporary basis to maintain the continuity of the Designated Services, NTT DATA will document and provide to GPI notification (which may be given orally, provided that any oral notice must be confirmed in writing to GPI within one (1) Business Days) of the Operational Change no later than the next Business Day after the Operational Change is made.
(b)Contract Change Control. The procedures (the “Contract Change Control Procedures”) that will govern (i) Contract Changes, (ii) the manner in which a Party may propose or request Contract Changes, (iii) the process to be followed by the Parties in analyzing the effects of, and deciding whether to adopt, any such Contract Changes, and (iv) the manner in which any agreed upon modifications are to be reflected in this Agreement are set forth in Schedule 3.5(b). The Contract Change Control Procedures apply also to any modifications required to be made to this Agreement to reflect modifications agreed upon by the Parties pursuant to the Operational Change Control Procedures.

(c)Changes to Procedures. The Parties will update and revise the Operational Change Control Procedures and the Contract Change Control Procedures (collectively, the “Change Control Procedures”) as they deem necessary or advisable from time to time, in each case in accordance with the Contract Change Control Procedures as then in effect.
ARTICLE IV – CHARGES AND INVOICING
4.1Charges. GPI will make payments for the Designated Services in accordance with Schedule 4.1 (the “Charges Schedule”) and the terms of this Article IV. Except as otherwise expressly stated in this Agreement, GPI will not be obligated to pay NTT DATA any amounts in addition to the Charges for NTT DATA’ performance of the Designated Services. NTT DATA will utilize the resources and services necessary to provide the Designated Services in an efficient manner such that the Charges to GPI are minimized.
4.2Invoicing and Payment.
(a)Monthly Invoice. Not before the fifteenth (15th) calendar day of each calendar month (the “Base Month”), NTT DATA will provide GPI with an invoice (the “Monthly Invoice”) setting forth the following: (i) the Monthly Service Charges for the Designated Services to be provided by NTT DATA during that Base Month; and (ii) Adjustments to the Charges relating to Designated Services performed during the month prior to the Base Month (e.g., if the Base Month is April, the Adjustments will be made to Charges for Designated Services performed in March). Together with each Monthly Invoice, NTT DATA will deliver to GPI such reports as are necessary for GPI to understand, evaluate and independently calculate the Adjustments reflected in the Monthly Invoice and to track its internal use of the Designated Services for charge-back purposes. Subject to Section
4.3(Disputed Invoices), GPI will pay all amounts on the Monthly Invoice within seventy- five (75) days after receipt, by means of a wire transfer or other electronic means reasonably acceptable to NTT DATA. Interest will accrue on unpaid undisputed invoiced Charges, and on unpaid disputed invoiced Charges that are in excess of the Disputed Charges Limitation, at the rate of one percent (1%) per month, commencing on the first day after such Charges were due.
(b)Content of Invoices.
(i)In addition to the foregoing, the Monthly Invoices shall include or be accompanied by information (that is deemed to be a part of the Monthly Invoice for all legal purposes) detailing the allocation of Monthly Service Charges, Adjustments and miscellaneous items to individual Designated Services used by the Service Recipients in the tax jurisdictions where the individual Service Recipient is benefited by the particular service, as well as any applicable Taxes that NTT DATA is collecting. Failure by NTT DATA to allocate in accordance with this Section 4.2(b)(ii) will not, by itself, grant GPI a right to treat amounts as not invoiced; provided, however that NTT DATA will provide GPI a corrected Monthly Invoice as soon as reasonably practicable; and provided further that NTT DATA will credit GPI any amount of taxes it overpays as a result of NTT DATA’ failure to allocate Monthly Service Charges, Adjustments and miscellaneous items in accordance with this Section 4.2(b)(ii).

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(c)Late Invoices. Except for Taxes for which GPI is responsible under the terms of this Agreement, GPI will not be obligated to pay any Charges that are not invoiced to GPI within 120 days of the date upon which the Designated Services giving rise to such amounts payable are completed and should have been invoiced in accordance with Section 4.2(a) (Monthly Invoice).
4.3Disputed Invoices. If GPI disputes the applicability of a Charge, credit or other item contained in a Monthly Invoice, then GPI may withhold payment of the amount in Dispute subject to the following:
(a)GPI will pay all undisputed amounts;
(b)GPI will provide NTT DATA with a reasonably detailed explanation of the basis of the Dispute, including an indication of the Monthly Invoice to which the Dispute pertains;
(c)the Parties will use reasonable efforts pursuant to the internal procedures of the Dispute Resolution Procedure to resolve the Dispute;
(d)If the aggregate amount of all Charges then in dispute exceeds one month’s Charges (the “Disputed Charges Limitation”), then GPI shall pay any such excess to NTT DATA under protest. In case of such a payment or if there has been a dispute with respect to Charges for the same specific Designated Services for at least six (6) consecutive months regardless of the aggregate amount in dispute, then either Party may submit the dispute for resolution in accordance with the Dispute Resolution Procedure described in Section 4.2 of Schedule 20.1;
(e)If it is finally determined, pursuant to the Dispute Resolution Procedures, that GPI owes NTT DATA any withheld disputed amounts, then GPI will pay NTT DATA such amounts, plus interest thereon accruing from the date such amounts were actually due (i.e., seventy- five (75) days following the date such amounts were invoiced) at the rate of one percent (1%) per month;
(f)If it is finally determined, pursuant to the Dispute Resolution Procedures, that NTT DATA owes GPI any disputed amounts paid by GPI in excess of the Disputed Charges Limitation, then NTT DATA shall credit GPI, on the next Monthly Invoice following the determination, such amounts, plus interest thereon accruing from the date such amounts were paid at the rate of one percent (1%) per month; and
(g)in no event will a Party’s adherence to the provisions of paragraphs (a) through (d) of this Section 4.3 be construed as constituting a waiver by either Party of any claims against the other Party.
4.4Expenses. All Pass Through Charges related to the Designated Services are set forth in the Charges Schedule. Except as expressly set forth in the Charges Schedule, all out-of-pocket costs and expenses relating to the Designated Services are NTT DATA’ responsibility and will not be reimbursed by GPI except that GPI will reimburse NTT DATA for the actual cost of all travel, travel-related (including food, lodging and incidental) and out-of-pocket expenses incurred by NTT DATA in the performance of projects where travel is expressly requested by GPI, provided that GPI has agreed in advance to reimburse such expenses, and such expenses are (i) reasonable, (ii) evidenced by sufficient documentation provided to GPI and (iii) in accordance with GPI’s reimbursement guidelines.
4.5Rights of Set-Off. With respect to any amount that (a) should be reimbursed to either GPI or NTT DATA under this Agreement or (b) is otherwise payable to a Party pursuant to this Agreement, a Party may, upon not less than fifteen (15) days’ prior Notice to the other Party, deduct the entire amount owed to the other Party against the charges otherwise payable or expenses owed to the other under this Agreement.    Any amounts so set off that are in dispute shall be treated in accordance with Section 4.3.
4.6Unpaid Amounts. Any amounts or unused credits owed by one Party to the other Party under this Agreement at the time of expiration or termination of this Agreement will be paid to the other Party within sixty (60) days of the expiration or termination of this Agreement, respectively. Nothing in this Section 4.6 shall be deemed to extend the time for payment of an amount due by one Party to the other as expressly provided in this Agreement.

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4.7Refunds and Credits.
(a)If NTT DATA should receive any refund, credit or other rebate for goods, services or other obligations paid for by GPI that are included in the Designated Services, NTT DATA will promptly notify GPI of such refund, credit or rebate and will promptly credit the full amount of such refund, credit or rebate, as the case may be, against its next Invoice to GPI (or promptly pay such amount to GPI if there will be no further Invoices to GPI under this Agreement). If GPI should receive any refund, credit or other rebate for goods or services or other obligations that are included in the Designated Services and which were not paid for by GPI, GPI will promptly notify NTT DATA of such refund, credit or rebate and will include the full amount of such refund, credit or rebate, as the case may be, in its payment of the next Invoice (or promptly pay such amount to NTT DATA if there will be no further Invoices to GPI under this Agreement).
(b)If NTT DATA pays for goods, services or other obligations for which GPI has financial responsibility under this Agreement (including any payments prior to the Effective Date for which GPI has agreed to assume financial responsibility or to reimburse NTT DATA under this Agreement), NTT DATA will promptly notify GPI of such payment and will promptly invoice the full amount of such payment on NTT DATA’ next Invoice to GPI. If GPI pays for goods, services or other obligations for which NTT DATA has financial responsibility under this Agreement (including any payments prior to the Effective Date for which NTT DATA has agreed to assume financial responsibility or to reimburse GPI under this Agreement), GPI will promptly notify NTT DATA of such payment and NTT DATA will promptly credit the full amount of such payment against its next Invoice to GPI.
4.8Payment For Re-Runs. If a Re-Run of the Designated Services is required, and the need to perform such Re-run resulted primarily from NTT DATA’ performance of any of such Designated Services incorrectly, such Re-Run will not count toward any utilization of a resource, and NTT DATA will not charge GPI for the incorrectly performed Designated Service, but NTT DATA will only charge GPI for the properly performed Designated Service resulting from a successful Re- Run as if no failure had occurred. For purposes of this Section 4.8, the word “incorrectly” means a failure by NTT DATA to provide the Designated Services in accordance with its Responsibilities that results in the necessity to perform a Re-Run.
ARTICLE V - ADJUSTMENTS TO CHARGES
(i)The form and content of the Monthly Invoices and the reports that NTT DATA will provide to GPI to support the Monthly Invoices will be substantially in the form as set forth in Schedule 4.2(b). During the Transition, the Parties will agree upon the Monthly Invoices, which will include at least the level of detail set forth in Schedule 4.2(b). GPI will assist NTT DATA in promptly obtaining the information necessary for preparation of the detail to be included in or to accompany the Invoices. Alternatively, at GPI’s request on reasonable advance notice, NTT DATA will issue non-itemized Monthly Invoices or combine the itemization on such Monthly Invoices of any of the Designated Services provided under this Agreement. If any Taxes are assessed on the provision of any of the Designated Services, including telecommunications services, or any portion of the Designated Services is treated as a sale or rental of tangible personal property to GPI, the Parties will work together to segregate all payments under this Agreement into three (3) payment streams: (i) those for taxable Designated Services (separated into types of taxable Designated Services) and taxable sale or rental of tangible personal property; (ii) those for nontaxable Designated Services; and (iii) those in which NTT DATA functions merely as a payment agent for GPI in receiving goods, supplies, or services (including, among others, telecommunications services) that otherwise are nontaxable or have previously been subject to tax. Notwithstanding the foregoing, any portion of the Monthly Invoice NTT DATA delivers that (1) materially fails to meet the requirements of this Section 4.2(b)(i) in such a way that GPI is unable to (y) determine whether the amount is due or (z) pay the appropriate tax, or (2) fails to segregate the payments as provided in this Section 4.2(b)(i) as agreed upon by the Parties will not be deemed to have been invoiced until NTT DATA re-issues the corrected portion of such invoice; provided, however that if the Parties agree upon a modified method of segregating payments then such modified methodology shall not take effect until thirty (30) days after agreement on the modification is reached by the Parties and within such thirty (30) day period NTT DATA may invoice amounts under the prior segregation methodology.
5.2Benchmarking.

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(a)GPI may, beginning in the 18th month following the Agreement Effective Date, measure the Charges under this Agreement as compared to other organizations receiving similar services (a “Benchmark”). At the option of GPI, for each Benchmark, GPI may Benchmark (a) all Designated Services or (b) the Designated Services under one or more Service Towers (the “Benchmarked Services”). GPI may not perform a Benchmark more frequently than twice during the Term. Furthermore, GPI may not Benchmark a New Service during the first twelve (12) months after NTT DATA commences delivery of such New Services; provided that GPI may Benchmark the Service Tower that includes the New Service during such twelve (12) month period, but may not include such New Service in the Benchmark.
(b)GPI will engage, and the Benchmark will be conducted by, a Person expert in an objective measurement and comparison process (a “Benchmarker”). The Parties hereby agree that Gartner, Inc., Compass America and Forrester are qualified as Benchmarkers. If GPI desires to engage a Benchmarker that is not listed in the previous sentence, it will propose such Person to NTT DATA, and NTT DATA will Consent to such Person so long as such Person (i) is not a competitor of NTT DATA, (ii) has substantial expertise in the benchmarking of IT services, and (iii) would not have a conflict of interest or bias with respect to GPI or NTT DATA, including but not limited to factors such as whether such Person is a consultant specializing in representing customers or providers of outsourced services. GPI will pay all fees and expenses payable to the Benchmarker in connection with Benchmarks. GPI shall not engage a Benchmarker on a contingent fee basis.
(c)The Benchmark will be based upon and consistent with, in all material respects, the benchmarking methodology, principles and approach (the “Benchmark Methodology”) as set forth in Schedule 5.1(c). Not less than thirty (30) days prior to the commencement date of any Benchmark, GPI will notify NTT DATA of its intent to commence the Benchmark. The Notice will include all required information as set forth in the Benchmark Methodology.
(d)The Parties will cooperate with each other and the Benchmarker to facilitate the Benchmark, which will include performing their respective responsibilities set forth in the Benchmark Methodology and providing the Benchmarker with all information reasonably requested by the Benchmarker in accordance with the terms of the Benchmark Methodology. Prior to conducting the Benchmark, the Benchmarker will execute appropriate confidentiality agreements, as reasonably requested by the Parties, including a designation of any report by the Benchmarker as confidential information.
(e)The Parties will cause the Benchmarker to deliver the results of the Benchmark (the “Benchmark Results”) in written reports as set forth in the Benchmark Methodology.
(f)For a period of sixty (60) days following delivery of the Benchmark Results from the Benchmarker (the "Benchmark Review Period"), GPI and NTT DATA will review the Benchmark Results, and schedule one or more meetings (which will include the Benchmarker) to address any disagreements either Party may have over the Benchmark Results. In such meetings, NTT DATA may dispute whether the Benchmark was conducted in accordance with the agreed Benchmarking Process, but may not dispute the Benchmarking Process itself. If NTT DATA disputes the Benchmark Results, then the Parties will attempt to reach agreement upon the Benchmark Results, applying the correct Benchmarking Process within thirty (30) days after the Benchmark Review Period. If the Parties are not able to reconcile the Benchmark Results with the correct Benchmarking Process, the matter will automatically be submitted to the Dispute Resolution Process. Notwithstanding the duration of the Benchmark Review Period, the adjustment to the Charges as contemplated under Section (g) and as finally agreed upon will be retroactive to the date that is thirty (30) days after the delivery of the final Benchmark Results reflecting any adjustments.
(g)If the Benchmark shows that the Charges are more than five percent (5%) higher than the highest price paid by comparable users of services similar to the Designated Services which are in the top quartile for paying the lowest price for such services (the “Benchmark Charges”), then subject to the dispute process in Section 5.2(f), NTT DATA will reduce the Charges to an amount equal to the Benchmark Charges within thirty (30) days after the Benchmarker has delivered the final Benchmark Results to the Parties.
5.3Charges Renegotiation.
(a)Underutilization of Resource Units. If either (i) the consumption of any Resource Unit is less than the lower limit of the Renegotiation Band for such Resource Unit for three (3) consecutive months or for five (5) months in any seven (7) month period and such reduced resource utilization is anticipated by GPI to continue on a long term basis, or (ii) GPI anticipates that

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changes in its business will result in such a sustained decrease in its utilization of such Resource Unit, then either Party may request a renegotiation of the Charges for such Resource Unit. Upon such request, the Parties will renegotiate the associated Charges. In addition, with respect to Windows Server Services such renegotiation right will be triggered when the consumption for all types of Windows LPARs is less than sixty-five percent (65%) of the cumulative Baselines for all types of Windows LPARs for three (3) consecutive months or for five (5) months in any seven (7) month period, and such reduced resource utilization is anticipated by GPI to continue on a long term basis.
(b)Excess Utilization of Resource Units. If either (i) the consumption of any Resource Unit is more than the upper limit of the Renegotiation Band for such Resource Unit for three (3) consecutive months or for five (5) months in any seven (7) month period and such resource utilization is anticipated by GPI to continue on a long term basis, or (ii) GPI anticipates that changes in its business will result in such a sustained increase in its utilization of such Resource Unit, then either Party may request a renegotiation of the Charges for such Resource Unit. Upon such request, the Parties will renegotiate the associated Charges. In addition, with respect to Windows Server Services such renegotiation right will be triggered when the consumption for all types of Windows LPARs is greater than 135% of the cumulative Baselines for all types of Windows LPARs for three (3) consecutive months or for five (5) months in any seven (7) month period, and such excess resource utilization is anticipated by GPI to continue on a long term basis.
(c)Total Contract Underutilization. If for three (3) consecutive months or for five (5) months in any seven (7) month period, the aggregate of the Monthly Service Charges, ARCs and RRCs for all of the Designated Services is less than sixty-five percent (65%) of the sum of the Monthly Service Charges for the twelve (12) month period beginning on the Commencement Date for all Designated Services, then either Party may request a renegotiation of, and the Parties will renegotiate, the Charges as a whole. For purposes of this subsection 5.2(c), the annualized Monthly Service Charges will be pro-rated to take into account the three (3) or five (5) month period, as applicable. For purposes of the comparison under this subsection (c), the Monthly Service Charges will not include (i) any Economic Change Adjustment applied to such Charges and (ii) any Charges for Projects.
(d)Total Contract Excess Utilization. If for three (3) consecutive months or for five (5) months in any seven (7) month period, the aggregate of the Monthly Service Charges, ARCs and RRCs for all of the Designated Services is more than 135% of the sum of the Monthly Service Charges for the twelve (12) month period beginning on the Commencement Date for all Designated Services, then either Party may request a renegotiation of, and the Parties will renegotiate, the Charges as a whole. For purposes of this subsection 5.2(d), the annualized Monthly Service Charges will be pro-rated to take into account the three (3) or five (5) month period, as applicable. For purposes of the comparison under this subsection (d), the Monthly Service Charges will not include (i) any Economic Change Adjustment applied to such Charges and (ii) any Charges for Projects.
(e)With respect to Sections 5.2(a) and 5.2(b), a renegotiation of the Charges requires a renegotiation of the Baselines, Base Fees, ARCs and RRCs associated with the applicable Resource Unit(s). With respect to Sections 5.2(c) and 5.2(d), a renegotiation of the Charges requires a renegotiation of (i) the scope of the Designated Services and (ii) the Baselines, ARCs, RRCs, Base Fees and Termination Fees.

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ARTICLE VI – TAXES
6.1Allocation of Responsibility. Except as provided in Section 6.5, GPI will be financially responsible for Taxes imposed on, based on, or measured by any consideration for any provision of services or transfer of property by NTT DATA to GPI pursuant to this Agreement and for which NTT DATA has an obligation under Law to collect such Taxes from GPI. GPI shall not be financiallyy responsible for (i) any penalties, interest and other charges related to Taxes, (ii) except as provided in Section 6.3, any taxes (including related interest, penalties, and additions to tax) not within the scope of the term Taxes as defined in this Agreement, including but not limited to, any and all non-U.S. value added taxes, non-U.S. goods and services taxes, non-U.S. sales taxes and similar types of non-U.S. taxes which are imposed on, based on, or measured by any consideration for any provision of services or transfer of property by NTT DATA to GPI as a result of NTT DATA’ decision to provide any services from, or otherwise undertake any action in, a non-U.S. jurisdiction, provided that this clause (ii) shall not apply to non-U.S. Taxes due on the delivery of services to places of business of Service Recipients located outside the United States (iii) any Taxes on any amounts (including but not limited to taxes) previously paid or incurred by NTT DATA and that are passed through to and reimbursed by GPI, including but not limited to amounts passed through to and reimbursed by GPI pursuant to Section 4.4, (iv) any Taxes that are imposed on NTT DATA’ acquisition, ownership, or use of property or services in the course of providing property or services to GPI, (v) any Taxes imposed on, based on, or measured by any consideration for any provision of services by NTT DATA to GPI pursuant to this Agreement and for which NTT DATA has an obligation under Law to collect such Taxes from GPI and that arise as a result of NTT DATA’ decision to provide any services, including any New Service, in a jurisdiction other than the jurisdictions listed in Section (A) of Schedule 10.2 (the NTT DATA Service Locations) and (vi) any Taxes on any amounts owed by NTT DATA to any subcontractor pursuant to Section 9.2.
6.2Exemptions. Notwithstanding anything to the contrary in this Agreement, GPI will not pay or reimburse NTT DATA for any Taxes related to the provision of goods or services for which GPI provides NTT DATA with a valid and applicable exemption certificate, multi-state benefit certificate, resale certificate, direct pay permit, or other reasonable evidence of exemption. Each Party will make all reasonable efforts to accurately determine each Party’s tax liability and to minimize such liability to the extent legally permissible.
6.3Property and Ad Valorem Taxes. NTT DATA will be responsible for reporting and payment of any real or personal property or ad valorem taxes due on property it owns and property or ad valorem taxes it otherwise has a responsibility under law to remit, and GPI will be responsible for reporting and payment of any real or personal property or ad valorem taxes due on property it owns and property or ad valorem taxes it otherwise has a responsibility under law to remit. Each Party will bear sole responsibility for all taxes for franchise and privilege taxes on its business, and for taxes based on its net income.
6.4Withholding Taxes. NTT DATA shall be financially responsible for any Withholding Tax liability asserted by any tax authority against GPI as a result of payments made by GPI to NTT DATA under the terms of this Agreement. GPI shall provide notice to NTT DATA of any assertion of Withholding Tax liability by any tax authority and shall make available to NTT DATA on a timely basis valid evidence of any Withholding Tax paid by GPI to such tax authority.
6.5Assessments. Notwithstanding any other provision of this Agreement, if NTT DATA receives notice from any taxing authority with respect to an assessment or potential assessment or imposition of any Tax that GPI would be financially responsible pursuant to this Article XI (an “Assessed Tax”), NTT DATA shall promptly send notice to GPI of such notice. NTT DATA shall also provide the GPI tax department a copy of any such notice, which notice will be directed to the director of state taxes or comparable position. To the extent directed by GPI in a notice sent to NTT DATA, NTT DATA shall timely contest (at GPI’s direction and expense relating to all actions to be taken to contest) such Assessed Tax with GPI’s participation, or, if GPI so directs, permit GPI to contest, to the extent permissible under applicable tax law and procedures, such Assessed Tax, at GPI’s expense, in a forum selected by GPI, and with counsel selected by GPI and reasonably acceptable to NTT DATA, until GPI has decided to settle the matter or all appeals have been exhausted. To the extent NTT DATA contests an Assessed Tax at GPI’s direction, and such contest involves claims with respect to taxes or Taxes for which GPI would not be financially responsible pursuant to this Article XI, GPI shall be responsible only for that portion of NTT DATA’ expenses as are reasonably allocable to the contest of the Assessed Tax. NTT DATA may not compromise, settle, or resolve a contest with respect to such Assessed Tax under this Section 6.5 without GPI’s Consent. Notwithstanding any provision in this Agreement to the contrary, with respect to any Assessed Tax, if NTT DATA fails to comply with any of the requirements of this Section 6.5, such Assessed Tax shall not be a Tax for which GPI is financially responsible under Article XI.

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6.6Refunds and Rebates. GPI will be entitled to any Tax refunds or rebates granted to the extent such refunds or rebates are of Taxes that were the responsibility of GPI under this Agreement. GPI may require NTT DATA to choose and perform one of the following: (i) apply for and diligently pursue, at GPI’s expense, a refund of Taxes paid by GPI; (ii) if permitted by Law, assign its rights to a refund claim for such Taxes to GPI; or (iii) in the event that NTT DATA has already received a refund or rebate of any Tax for which GPI was responsible under this Agreement, pay to GPI the amount of such Taxes refunded to NTT DATA and any interest received thereon.
6.7Cooperation. The Parties agree to reasonably cooperate with each other to enable each to more accurately determine its own Tax Liabilities and to minimize such Taxes incurred in connection with this Agreement to the extent legally possible. Such cooperation shall include, buy not be limited to, preparation of Invoices in accordance with Section 4.2(b), the delivery of software in a manner other than through a tangible medium (e.g., electronic delivery or delivery via the load and leave or other similar method, noted on Invoice set forth in Section 4.2 (b) (i)), and maintaining data, as reasonably necessary for Tax compliance purposes, making such data available to the other Party (or permitting the other Party to copy, at the requesting Party’s expense, such data), and making information in its possession and employees with technical expertise available (at the providing Party’s reasonable cost) as reasonably necessary in connection with the preparation of any Tax returns or any audit, contest or refund claim related to Taxes.
6.8Survival. The Parties’ obligations under this Article 6 survive any expiration or termination of the Agreement.
6.9The Parties agree to negotiate in good faith the terms of (i) local country agreements pursuant to Section 1.1(a) of the Agreement to allocate responsibility for any taxes that may arise in Canada and Mexico due to certain Service Recipients’ receipt of Designated Services in those countries, consistent with the allocation of responsibility for Taxes stated in Article Vl (Tax.es), and (ii) modifications to the Parties’ respective tax indemnities contained in Section 17.1(h) (Taxes) and 17.2(g) (Taxes) to reflect such agreed allocation of responsibility. No Party shall be indemnified under Section 17.l(h) (Taxes) or 17.2(g) (Taxes) by the other Party for taxes that such Party (or an Affiliate of such Party) has assumed responsibility for in a local country agreement. The Parties will attempt to reach agreement on such terms within the first ninety (90) days following the Second Amendment Effective Date and, when such terms are agreed, promptly execute such local country agreements and add such terms as outlined in (ii} above to the Agreement pursuant to an amendment.

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ARTICLE VII – RESERVED ARTICLE VIII – TECHNOLOGY
8.1Planning.
(a)Semi-Annual Technology Review. At least once every six (6) months during the Term, NTT DATA will meet (a “Semi-Annual Technology Review Meeting”) with GPI to (i) discuss any new information technology, methodologies or processes NTT DATA is developing or information technology trends, and directions of which either Party is otherwise aware that could reasonably be expected to have an impact on GPI’s business (relating to the Designated Services or otherwise), and (ii) identify, jointly with GPI, cost- efficient methods to implement technological and operational changes and methodologies that could be beneficial to GPI in connection with the Designated Services. At each such meeting, NTT DATA will report to GPI on initiatives that have resulted or are anticipated to result in increased efficiency in service delivery or account management for NTT DATA, together with proposals for proportionate reductions in the Charges resulting from such efficiencies.
(b)Technology Plan GPI and NTT DATA will jointly prepare a technology plan that addresses GPI’s service and technology requirements (the “Technology Plan”). The Technology Plan will include, among other things (i) a comprehensive assessment and strategic analysis of the Designated Services, (ii) an analysis of the Software and Equipment then utilized in connection with the Designated Services and whether modifications are necessary, and (iii) performance discussion of Key Personnel. The Technology Plan will also include a three (3) year roadmap setting direction and planning for the Designated Services and the technologies used by NTT DATA therein (including all Equipment and Software used therein), taking into account GPI’s business priorities and strategies, and competitive market forces. At each Semi-Annual Technology Review Meeting, the Parties will update the Technology Plan. Such updates should include specific information regarding requirements, upcoming Projects and such other information that the Parties believe should be included in short-term planning. At the second Semi-Annual Technology Review Meeting for a Contract Year, the Parties will review the Technology Plan and update, as appropriate, the three (3) year technology roadmap. The Parties agree that they will use reasonable commercial efforts to use the resources theretofore allocated to the GPI account to accommodate any change to the Technology Plan, and that NTT DATA will attempt to mitigate increases, if any, to the Charges to accommodate such change. Notwithstanding the foregoing and except as set forth in Section 8.1(c) (Changes to Technology Plan) the Parties will agree at the Semi- Annual Technology Review Meetings, upon any increased Charges for a change to the Technology Plan, and unless any such changes to Charges are agreed upon at the Semi- Annual Technology Review Meetings, all work related to a change to the Technology Plan will be included in the then-existing Charges. The Parties agree to cooperate in good faith to prepare and finalize the Technology Plan within the first ninety (90) days following the Fifth Amendment Effective Date.
(c)Changes to Technology Plan. Changes made to the Technology Plan, other than those made at a Semi-Annual Technology Review Meeting, may be made only in accordance with the Change Control Procedures.
(d)Implementation of Technology Initiatives. Unless otherwise expressly agreed by the Parties, the implementation of technology and methodologies by NTT DATA will occur pursuant to the Technology Plan. With respect to technologies and methodologies not specifically addressed in the Technology Plan, NTT DATA must provide GPI sufficient written notice of NTT DATA’ intent to implement any new technologies or methodologies, along with sufficient information in order that GPI may analyze the effect of the new technologies or methodologies on GPI’s internal systems and Applications, and any such technologies or methodologies may be implemented only in accordance with the Change Control Procedures. GPI will be given sufficient opportunities to acceptance test any such implementation.

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8.2Assets and Financial Responsibilities. Attached hereto as Schedule 8.2 is a listing of the Software and Equipment that NTT DATA will use to provide the Designated Services. Subject to Section 8.7 (Intellectual Property), Schedule 8.2 also sets forth the ownership and operational and financial responsibility for the purchase and maintenance of Equipment, Software and other assets used in connection with the Designated Services (the “Financial Responsibilities Matrix”). The Financial Responsibilities Matrix may be modified only in accordance with the Change Control Procedures.
8.3Equipment Refresh.
(a)Refreshes. NTT DATA will implement the refresh of Equipment in accordance with the following requirements:
(i)NTT DATA will refresh GPI Equipment in accordance with an agreed-to Project.
(ii)NTT DATA will refresh NTT DATA Equipment, NTT DATA Tools, NTT DATA Software and NTT DATA Third Party Software as necessary to ensure that (x) NTT DATA Equipment, NTT DATA Tools, NTT DATA Software and NTT DATA Third Party Software have sufficient capacity and capabilities to allow NTT DATA to perform its obligations under this Agreement, and (y) NTT DATA remains at all times a Tier One Provider with respect to the Designated Services.
(b)Refresh Notice. NTT DATA will provide the GPI Representative with written notice at least sixty (60) days (or as soon as practicable) prior to initiating any refresh of Equipment and NTT DATA will cooperate with GPI in any acceptance testing of the refreshed Equipment reasonably requested by GPI. NTT DATA will minimize disruption to GPI and GPI’s costs in connection with any refresh of NTT DATA Assets. GPI may request, and NTT DATA will reasonably agree to defer the implementation of refreshes of NTT DATA Assets as set forth in this Section 8.3(b).
8.4Software Currency.
(a)NTT DATA will maintain reasonable currency of Maintenance Releases and Versions of NTT DATA Software and the NTT DATA Third Party Software residing on GPI Equipment. “Reasonable currency” means that Maintenance Releases and Versions are installed to the NTT DATA Software and NTT DATA Third Party Software residing on GPI Equipment to allow GPI Applications resident on GPI Equipment to function properly.
(b)As to NTT DATA Software and the NTT DATA Third Party Software residing on GPI Equipment, NTT DATA will comply with any request from GPI that NTT DATA install a Maintenance Release or Version that is not necessary to meet the standard set forth in Section 8.4(a) or, subject to the Change Control Procedures, operate and maintain multiple Versions of NTT DATA Software and NTT DATA Third Party Software. Further, subject to NTT DATA obtaining Service Level relief as a result of a NTT DATA Excuse, GPI may delay or forego the installation of a Maintenance Release or Version of specific NTT DATA Software or NTT DATA Third Party Software on GPI Equipment that is recommended by NTT DATA.
(c)NTT will perform in-place upgrades of the operating systems for GPI Equipment. NTT DATA shall have no obligation to refresh any operating system that is no longer supported by the applicable software vendor. Any upgrade that both Parties agree is not considered an in-place upgrade will be performed in accordance with an agreed-to Project or as otherwise provided in a SOW.
8.5Procurement and Maintenance.
(a)Where NTT DATA’ Responsibilities include the procurement or lease of assets on GPI’s behalf, unless otherwise agreed, NTT DATA will, acting as GPI’s agent, procure or lease such assets from vendors or lessors and under contracts specified by GPI. GPI will reimburse NTT DATA for the assets procured by NTT DATA on GPI’s behalf, but will not be responsible for any additional fee or other administrative charge associated with NTT DATA’ procurement activities. Any assets procured will be used solely for the benefit of GPI in the delivery of the Designated Services.
(b)NTT DATA is responsible for the administration of all Equipment maintenance.
(c)Maintenance Responsibility for Software shall be in accordance with the Financial Responsibilities Matrix.

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(d)Where NTT DATA’ Responsibilities include the purchase of maintenance and warranty obligations as an agent of GPI, NTT DATA will make such purchases from vendors selected by GPI.
8.6Third Party Software.
(a)NTT DATA acknowledges that in providing the Designated Services it will use GPI Third Party Software. NTT DATA will cooperate with GPI and any Third Party licensor of GPI Third Party Software in the configuration, design, development and enhancement of GPI Software or GPI Third Party Software that will be operated on GPI Assets or NTT DATA Assets, and will operate such GPI Software and GPI Third Party Software on the NTT DATA Assets, all in accordance with this Agreement. GPI acknowledges that any such cooperation with a Third Party licensor may qualify as a Project, including if applicable, an Included Project.
(b)NTT DATA will not, without the prior written Consent of GPI, introduce any NTT DATA Third Party Software, other than Software that is commercially available “off the shelf,” onto GPI Equipment for which NTT DATA has not obtained the right to sublicense to GPI upon any expiration or termination of this Agreement.
8.7Intellectual Property.
(a)No interest in Inventions or the patent rights therein (including rights in patent applications) or other Intellectual Property Rights will transfer except as expressly set forth in this Section 8.7, a Project Plan or other written instrument between the Parties. Inventions created under this Agreement and reduced to practice will be treated as follows: (1) if solely made by personnel of one of the Parties, it and all patent applications therefor and all patents therein will be the property of that Party (“NTT DATA Sole Invention” in the case of NTT DATA, and “GPI Sole Invention” in the case of GPI); and (2) if made by personnel of both Parties, it and all patent applications filed therefore and all patents issued thereon will be jointly owned by the Parties (without accounting) as defined by United States patent laws. A Party’s rights in Inventions created under this Agreement and not reduced to practice will be governed by applicable United States patent laws. As used herein, “Invention” means ideas, concepts, know-how, techniques, inventions, discoveries or improvements, regardless of whether patentable, to the extent conceived during the Term and Termination Assistance Period (and any extension thereof) and in performance of this Agreement or a Project. Nothing in this Agreement provides a Party with ownership rights to the other Party’s pre-existing or independently developed Intellectual Property Rights.
(b)NTT DATA will retain all of its right, title and interest in and to the NTT DATA Tools and NTT DATA Software. NTT DATA hereby grants to GPI during the Term and Termination Assistance Period (and any extension thereof), a global, fully-paid-up, non-exclusive license to use, perform, display and copy, for GPI’s and each of the Service Recipients’ internal purposes with respect to their receipt of the Designated Services, the NTT DATA Tools and the NTT DATA Software provided by NTT DATA under this Agreement, solely to the extent necessary for GPI and the Service Recipients to receive the benefit of the Designated Services. As between NTT DATA and GPI, NTT DATA will own all Intellectual Property Rights in Derivative Works, improvements or modifications of NTT DATA Tools and/or NTT DATA Software created or developed by either Party under this Agreement, and NTT DATA hereby grants to GPI during the Term and the Termination Assistance Period (and any extension thereof) a fully paid-up, non-exclusive license to use, perform, display and copy Derivative Works of such items for GPI’s and each of the Service Recipients’ internal use with respect to their receipt of the Designated Services.
(c)GPI will retain all of its right, title and interest in and to the GPI Tools and the GPI Software. GPI hereby grants to NTT DATA during the Term and the Termination Assistance Period (and any extension thereof), a global, fully paid-up, non-exclusive license to use, perform, display, copy and make Derivative Works of the GPI Tools and the GPI Software, solely to the extent necessary for NTT DATA to provide the Designated Services under this Agreement. As between NTT DATA and GPI, GPI will own the Intellectual Property Rights in Derivative Works, improvements or modifications of GPI Tools and/or GPI Software created or developed by either Party under this Agreement. GPI hereby grants to NTT DATA during the Term and the Termination Assistance Period (and any extension thereof) a fully paid-up, limited, non-exclusive license to use, perform, display, copy and make Derivative Works of, the Derivative Works, improvements and modifications of GPI Tools and GPI Software created or developed by NTT DATA under this Agreement, only for purposes of NTT DATA providing the Designated Services.
(d)With respect to any Derivative Works, improvements or modifications of Third Party Software created by either Party under this Agreement, ownership of the Intellectual Property Rights in such

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items will be determined on a case-by-case basis with each Party participating in the negotiation of these terms such that the interests of all parties are addressed.
(e)With respect to newly created or developed Software (which is not a Derivative Work, improvement or modification of any existing Software) that is created or developed pursuant to an agreed upon Project Plan, Statement of Work or other similar agreement, the ownership of Intellectual Property Rights in such Software (including any ownership in Inventions and patents and patent applications therein) will be negotiated by the Parties prior to the development of such Software, the terms of which will be evidenced in the Project Plan or applicable Statement of Work. Notwithstanding the immediately preceding sentence, unless otherwise agreed to in writing by the Parties, in the event that the negotiated ownership relating to the Software which is the subject of this Section 8.7(e) does not result in GPI owning all Intellectual Property Rights in such Software, then NTT DATA hereby grants to GPI a fully paid-up, royalty free, perpetual, irrevocable, license to use, perform, display, copy, distribute and make Derivative Works of such Software. NTT DATA hereby irrevocably and perpetually covenants not to sue GPI under any Intellectual Property Right owned by NTT DATA with respect to the making, having made, using, selling, distributing, modifying, copying, importing or otherwise commercializing or exploiting, throughout the world any of the Software created by NTT DATA under this Section 8.7(e) for which GPI does not own all of the Intellectual Property Rights.
(f)With respect to newly created or developed Software (which is not a Derivative Work, improvement or modification of any existing Software) that either (a) is created or developed pursuant to a written Project Plan, Statement of Work or similar agreement between the Parties which fails to delineate ownership of such Software or (b) is created under this Agreement without the Parties entering into a written Project Plan, Statement of Work or similar agreement between the Parties, then GPI will own all of the Intellectual Property Rights in such Software. GPI hereby grants to NTT DATA during the Term and the Termination Assistance Period (and any extension thereof) a fully paid-up, limited, non-exclusive license to use, perform, display, copy and make Derivative Works of, the Derivative Works, improvements and modifications of such developed Software only for purposes of NTT DATA providing the Designated Services.
(g)If any of the Software, reports or other tangible items created or developed by NTT DATA under this Agreement for the benefit of GPI and provided to GPI pursuant to a Project (“Deliverables”) for which GPI is contractually granted ownership rights, are not deemed a “work for hire” by operation of law, NTT DATA hereby irrevocably assigns, transfers and conveys (and in the case of Deliverables not yet developed, hereby covenants upon their development to irrevocably assign, transfer and convey) to GPI, without further consideration, all of the Intellectual Property Rights transferred in accordance with the provisions of this Section 8.7 in and to such Deliverables. NTT DATA acknowledges, and will cause all of its employees, agents and subcontractors to acknowledge, that GPI will have the right to obtain and hold in its own name such Intellectual Property Rights in and to the Deliverables. NTT DATA agrees to execute any documents or take any other actions as may reasonably be necessary, or as GPI may request, to perfect GPI’s ownership of any such Deliverables. If any NTT DATA Software or NTT DATA Tools are embedded in the Deliverables, NTT DATA hereby grants to GPI a global, fully paid-up, royalty fee, irrevocable, perpetual, non-exclusive license to use, perform, display, copy, create Derivative Works based upon, and distribute, for GPI’s internal purposes, such embedded NTT DATA Software and NTT DATA Tools and any modifications and Derivative Works thereof, but only so long as such NTT DATA Software and NTT DATA Tools remain embedded in the Deliverables.
8.8GPI Equipment and Software. GPI Equipment and GPI Software will be accessed and utilized by NTT DATA solely for purposes of performing the Designated Services for GPI and otherwise performing NTT DATA' obligations under this Agreement. NTT DATA shall not access or utilize, or allow any agent, contractor, subcontractor or other Third Party, to access or utilize any GPI Equipment or GPI Software for any purpose other than performing the Designated Services for GPI and otherwise performing NTT DATA' obligations under this Agreement.

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ARTICLE IX – MANAGEMENT OF RESOURCES
9.1Reserved.
9.2Personnel Resources.
(a)Key Personnel and Critical Personnel.
(i)The Parties have designated (a) as “Key Personnel” those NTT DATA employees serving in management positions critical to the management of the GPI account, which management positions are listed in Schedule 9.2(a)(i) (A) and (b) as “Critical Personnel” those NTT DATA employees serving in operational positions whose knowledge of the elements of the GPI account are critical to the everyday operations of the GPI business, which positions are listed in Schedule 9.2(a)(i)(A). The Key Personnel and Critical Personnel will be highly qualified and capable of fulfilling the responsibilities of their positions. Except for the Critical Personnel specifically designated on Schedule 9.2(a)(i)(A) as not being dedicated, all Key Personnel and Critical Personnel will be dedicated to the provision of the Designated Services. The Parties may, from time to time in accordance with the Contract Change Control Procedures, change the positions designated to be filled by Key Personnel and Critical Personnel or the number of Key Personnel and Critical Personnel. NTT DATA will use commercially reasonable efforts to retain Key Personnel and Critical Personnel in their respective positions for at least two (2) years and may not remove such persons from their respective positions without GPI’s prior written Consent unless GPI has requested such removal, or such Key and Critical Personnel: (A) voluntarily resigns from NTT DATA; (B) is dismissed by NTT DATA for misconduct (e.g., fraud, drug abuse, theft); (C) materially fails to perform his or her duties and responsibilities pursuant to this Agreement; (D) dies or is unable to work due to his or her disability; or (E) is placed on an approved leave of absence in accordance with NTT DATA personnel policies. Where removal is not required because of the reasons set forth in (A) through (E) above, GPI will not unreasonably withhold its Consent of a request by NTT DATA if (y) the reason for removal involves the professional advancement of the individual within NTT DATA or (z) NTT DATA reasonably believes that such individual may resign if not removed from the GPI account; provided, however that GPI’s withholding of Consent will be deemed reasonable if the reason for removal is to accommodate another NTT DATA customer account. NTT DATA will ensure that Key Personnel and Critical Personnel do not work on accounts of GPI Competitors while such employees are Key Personnel and Critical Personnel and for twelve (12) months thereafter. “GPI Competitors” means those entities described in Schedule 9.2(a)(i)(B) (and their successors in interest as a result of merger, acquisition, divestiture or restructuring), as such Schedule may be modified annually by GPI to reflect any other entities that GPI reasonably deems to be competitors.
(ii)Before assigning an individual to serve as a Key Personnel or Critical Personnel, NTT DATA will (a) notify GPI of the proposed assignment, (b) introduce the individual to appropriate GPI representatives (and, upon request, provide such representatives with the opportunity to interview the individual), and (c) provide GPI with a résumé and other information about the individual requested by GPI. If GPI reasonably objects for any reason that is not unlawful to the proposed assignment, the Parties will discuss the basis of and methods for addressing GPI’s concern. If, notwithstanding such discussions, GPI maintains its reasonable objection, NTT DATA will not assign the individual as a Key Personnel or Critical Personnel and will promptly propose to GPI another highly qualified individual to serve in such position. Key Personnel and Critical Personnel may not be transferred or re-assigned until a suitable replacement has been approved by GPI. Any replacement of Key Personnel or Critical Personnel must be conducted in accordance with a mutually agreed upon transition plan in accordance with Section 9.2(b). If any Key Personnel or Critical Personnel leaves his or her employment with NTT DATA for reasons that are beyond the reasonable control of NTT DATA (e.g., death, disability, illegal or wrongful activity, etc.), NTT DATA may temporarily replace such person with a qualified person without GPI’s prior approval until a permanent replacement has been identified and approved by GPI. GPI’s approval of replacements for Key Personnel or Critical Personnel will not be unreasonably withheld or delayed so long as a transition plan has been agreed upon by the Parties pursuant to Section 9.2(b).

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(b)NTT DATA Personnel Transition Plan.
(i)NTT DATA will notify the GPI Representative promptly upon determining or being notified that any NTT DATA management personnel assigned to the GPI account will no longer be serving in their assigned positions. Where practicable, notice will be delivered to GPI at least thirty (30) Business Days prior to the date on which such Person will cease to serve in such role.
(ii)In addition to providing notice to GPI pursuant to subsection 9.2(b)(i), NTT DATA will cause Key Personnel and Critical Personnel not to be removed or re- assigned from their positions and to continue to provide Designated Services until the Parties reach mutual agreement regarding a transition plan, unless (A) otherwise requested by GPI or (B) the removal is for a reason specified in Section 9.2(a)(i)(A-E). The Parties will promptly begin to negotiate the terms of the transition plan for the departing personnel immediately following NTT DATA’ delivery of notice pursuant to Subsection 9.2(b)(i). Each transition plan will be developed by the Parties on a case-by-case basis for any departing personnel and will be mutually agreed upon in writing by the Parties. All transition plans will include at least the following: (1) technical requirements (if not already defined);
(2) a timetable for integration of the replacement personnel into their positions, as the case may be; and (3) replacement methodology designed to minimize the loss of knowledge as a result of losing the Key Personnel or Critical Personnel.
(iii)NTT DATA will assume all costs and expenses associated with the (A) departure or re-assignment of all Key Personnel or Critical Personnel and (B) development and implementation of the transition plan, including costs and expenses associated with “knowledge transfer,” integration and training of replacement personnel.
(c)GPI Requested Replacement of NTT DATA Personnel. If GPI determines, in its reasonable discretion and for reasons that are not unlawful, that the continued assignment to the GPI account of any NTT DATA personnel is not in the best interests of GPI, then the GPI Representative may request by written notice to the NTT DATA Client Executive that NTT DATA replace any such personnel with other qualified personnel. In such event, the Parties will discuss the basis of and methods for addressing GPI’s concern. If, notwithstanding such discussions, GPI maintains its objection, NTT DATA will remove the personnel from the GPI account and replace them with other qualified personnel.
(d)Turnover Rate; Reassignment. NTT DATA will annually measure and report to GPI the turnover rate of NTT DATA employees involved in providing the Designated Services.
(e)Background Checks. NTT DATA will not employ, and will cause its Affiliates not to employ, any individual to perform Designated Services who has not successfully passed a drug screening and background check in accordance with NTT DATA’ standard policies and practices. NTT DATA will not engage and will cause its Affiliates not to engage, any employee in the performance of Designated Services if the results of such person’s background check are not consistent with the standards applicable under NTT DATA’ employment policies and practices.
9.3Subcontracting.
(a)Permitted Subcontracting. Subject to the restrictions set forth in this Section 9.3, NTT DATA may subcontract any of the Designated Services without GPI’s Consent.
(b)Financial Limitations on Subcontracting. NTT DATA may not, without GPI’s Consent
(i) subcontract any of the Designated Services to any one entity other than an Affiliate of NTT DATA in an annual amount in excess of One Hundred Thousand Dollars ($100,000); or (ii) subcontract other than to an Affiliate of NTT DATA Designated Services in any Service Tower that generate more than ten percent (10%) of the sum of the Monthly Service Charges for the immediately prior twelve (12) month period related to such Service Tower; provided, however that NTT DATA may enter into a subcontract that exceeds the foregoing limitations if necessary to (A) reduce the impact of a Force Majeure Event or a Disaster or (B) avoid an emergency situation, except that in such case NTT DATA will use its commercially reasonable efforts to limit the use of subcontractors in excess of such percentage. Notwithstanding the foregoing, Schedule 9.3(b) sets forth NTT DATA subcontractors that the Parties have agreed, as of the Effective Date, NTT DATA may use in its provision of the Designated Services although the use of such subcontractors may exceed the limitations set forth in (i) or (ii) above.

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(c)Other Limitations on Subcontracting. In addition to the restrictions set forth in subsection (b), NTT DATA may not, without the Consent of GPI (1) subcontract any of the Designated Services to a GPI Competitor, (2) subcontract any of the Designated Services that may not, or in GPI’s reasonable judgment should not, be subcontracted for regulatory or similar reasons or (3) subcontract any of the Critical Services to a Third Party other than an Affiliate of NTT DATA.

(d)NTT DATA Retained Responsibility.
(i)Notwithstanding its right to subcontract, NTT DATA retains responsibility, with respect to subcontracted Designated Services, for its obligation to perform the Designated Service and to meet or exceed Service Levels. Furthermore, NTT DATA is responsible for the performance of all of its subcontractors to the same extent as if NTT DATA were performing those functions itself, and NTT DATA will continually monitor and manage such subcontractors.
(ii)Even if an inadequacy in a subcontractor’s performance does not amount to a breach of this Agreement, if GPI is reasonably dissatisfied with the performance of any subcontractor that NTT DATA hires, GPI will promptly provide notice to the NTT DATA Client Executive, and NTT DATA will, as soon as practicable, replace such subcontractor with a Person that meets GPI’s standards, or perform the activities itself.
(iii)NTT DATA will be responsible for the payment of all subcontractors hired by NTT DATA.
(iv)NTT DATA will include in its agreements with subcontractors such written provisions as are sufficient to enable NTT DATA to comply with the provisions of this Agreement. Such provisions will include the subcontractor’s obligation to keep confidential GPI’s Confidential Information to the same extent NTT DATA is obligated to do so, and to assign to GPI any Intellectual Property Rights to the extent that such rights are to be assigned to or owned by GPI pursuant to the terms of this Agreement. NTT DATA will ensure that agreements it enters into with subcontractors providing any of the Designated Services include service level requirements relating to the Designated Services performed by the subcontractor that are no less stringent than the Service Levels under this Agreement for those Designated Services.
(e)Background Checks. NTT DATA will not assign any subcontractor personnel who will have access to any GPI facilities, GPI Data or GPI Confidential Information to perform any of the Designated Services unless such individual has successfully passed a background check that meets the standards applicable to NTT DATA’ employment policies and practices.
(f)Organizational Conflict of Interest. NTT DATA will use its best efforts to identify and prevent a potential subcontractor Organizational Conflict of Interest (defined below) and will inform GPI of any activity or relationship that NTT DATA has reason to believe may create an Organizational Conflict of Interest. As used herein, “Organizational Conflict of Interest” means that because of other activities or relationships with other Persons, (1) a Person is unable to render impartial assistance or advice to GPI, (2) the Person’s objectivity in performing the Designated Services under this Agreement is or might be otherwise impaired, or (3) the Person has, or attempts to create, an unfair competitive advantage against GPI.

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ARTICLE X – FACILITIES, CONSENTS, REGULATORY REQUIREMENTS
10.1Access to Facilities and Related Services.
(a)Each Party will provide to the other Party necessary access to its facilities for the other Party to perform its obligations under this Agreement. The Parties agree that any such access will be subject to any applicable regulations, lease restrictions and security procedures of that facility.
(b)NTT DATA may occupy space at a GPI facility subject to the following:
(i)Reserved.
(ii)GPI will designate and provide, upon reasonable notice from NTT DATA, such other space at its facilities as reasonably required by NTT DATA to provide the Designated Services.
(iii)In the use of such space, GPI agrees to supply water, sewer, heat, lights, air conditioning, electricity, daily janitorial services, office equipment, and furniture for NTT DATA employees; provided, however, that NTT DATA personnel will supply their own personal computers except that Transitioned Employees will retain the personal computers, on loan from GPI to NTT DATA, they were using as of the Commencement Date; provided, however that NTT DATA will return the personal computers of Dedicated Transitioned Employees to GPI at the earlier of (A) the time such Transitioned Employees cease to be dedicated to the GPI account; (B) the termination of such Transitioned Employees employment with NTT DATA or (C) the time that the personal computer is no longer used by such Transitioned Employee as a result of refresh, replacement or any other reason. GPI will be responsible for providing wireless and other Internet connectivity for NTT DATA’ personnel working at a GPI facility, provided that GPI will not be responsible for providing such NTT DATA personnel wireless or Internet connectivity while not at GPI facility, even if such persons are working on GPI matters (e.g., for cell phones, home broadband use, etc). Office space will be provided in accordance with GPI’s space standards, which GPI may revise from time to time in its sole discretion provided that it treats NTT DATA personnel on the same basis as GPI personnel, other things being equal. GPI will provide, at no charge to NTT DATA, reasonable local and long distance telephone service for NTT DATA personnel for calls relating to NTT DATA’ provision of the Designated Services when they are using GPI facilities to conduct business for GPI pursuant to this Agreement.
(c)GPI will provide a safe working environment at the GPI Service Locations. NTT DATA will be responsible for the conduct of its employees, subcontractors and agents while in such GPI Service Locations and will take all reasonable precautions to prevent the occurrence of any injury to persons or property or any interference with GPI’s operations while occupying such space. NTT DATA agrees to cause its employees, agents and representatives to comply with any security requirements and other rules and regulations established by GPI applicable to all similarly situated employees of GPI.
10.2Location Changes. The Designated Services will initially be provided from those NTT DATA locations specified in Section (A) of Schedule 10.2 (the “NTT DATA Service Locations”) to those GPI locations specified in Section (B) of Schedule 10.2 (the “GPI Service Locations”; and together with the NTT DATA Service Locations, the “Service Locations”). NTT DATA may change, consolidate, eliminate or add to the NTT DATA Service Locations (each, a “Location Change”); provided that (i) NTT DATA shall give the GPI Representative written notice at least 120 days in advance of any Location Change, (ii) the Location Change shall not degrade the physical or operational environment from which the Designated Services are provided, and (iii) NTT DATA develops, in consultation with GPI, a plan to prevent any material disruption to GPI’s IT operations. Notwithstanding the foregoing, NTT DATA may not implement any Location Change without the Consent of GPI, which GPI may withhold at its discretion, if (y) such Location Change involves Help Desk Services or customer-facing functions or (z) such Location Change would, in the reasonable judgment of GPI result in a material reduction in the quality of the Designated Services, provided that GPI may not withhold its Consent pursuant to this subsection (z) if such Location Change involves a move to a comparable facility, as measured by technical sufficiency and service quality. In the event of any Location Change, NTT DATA will reimburse GPI for any of its one- time or recurring increased costs (including any increase or change to the taxes incurred by GPI) that result from implementing such Location Change.

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10.3Assistance, Consents and Governmental Approvals.
(a)GPI hereby designates NTT DATA as its agent to manage all GPI Assets that are owned by GPI and used by NTT DATA in accordance with its Responsibilities in its provision of the Designated Services, and GPI will provide written evidence of such agency authority as NTT DATA may reasonably request.
(b)The Parties will cooperate with each other in seeking all Required Consents. NTT DATA will pay any fees, such as transfer or upgrade fees, required to obtain any consent required to be obtained for the Software and Equipment (the “NTT DATA Required Consents”), provided that NTT DATA was given sufficient access, prior to the Effective Date, of all materials related to such Required Consents in order that NTT DATA may assess the costs associated with the Required Consents. To the extent GPI did not give NTT DATA access to such materials, GPI will pay any fees, such as transfer or upgrade fees, required to obtain any consent required to be obtained for the associated Software and Equipment, but only to the extent the withholding of materials hindered NTT DATA from making a fair assessment of the associated Required Consent costs. NTT DATA (or GPI, if the Parties have not been able to obtain any associated NTT DATA Required Consent) will exercise termination, extension, or other similar rights in accordance with the terms of Third Party leases, licenses and other contracts related to the Designated Services, as NTT DATA, after consultation with GPI, reasonably directs; and all costs, charges and fees associated with the exercise of such rights will be allocated in accordance with the Financial Responsibilities Matrix.
(c)If any Required Consent is not obtained with respect to any lease governing Leased Equipment, any license or other agreement governing Third Party Software or any Third Party service contract, then, unless and until such Required Consent is obtained, the Parties will cooperate with each other in achieving a reasonable alternative arrangement for NTT DATA to continue performing the Designated Services which does not degrade service to GPI or result in any additional cost or expense to GPI. If and when requested by GPI, NTT DATA will provide GPI with evidence of Required Consents obtained by NTT DATA for which it is responsible.

10.4Export Controls.
(a)Except as otherwise provided in this Agreement, neither NTT DATA, nor any of its subcontractors, may, without the express written Consent of GPI, perform any of the Designated Services outside of the United States.
(b)Each Party agrees to comply with (i) all United States export laws and regulations issued by any U.S. Governmental Authority that govern the export or reexport of Software, hardware or technology provided hereunder (the “Products”) and any of the Designated Services, including without limitation the U.S. Export Administration Regulations, the International Traffic in Arms Regulations (“ITAR”) and any regulations administered by the Department of the Treasury’s Office of Foreign Assets Control, and (ii) any applicable Laws and regulations of countries other than the United States that govern the importation, use, export or reexport of the Products and Designated Services. Each Party further agrees
(a) to obtain appropriate export authorizations, consents or licenses that may apply to such Party’s export of any Products or Designated Services, and (b) to comply with any conditions that are contained in any export licenses pertaining to the Products upon notice of such conditions by the other Party. Without limiting the generality of the foregoing, neither Party will export or reexport, directly or indirectly, any of the Products or Designated Services to Cuba, Iran, Libya, Syria, Sudan or North Korea. Each Party agrees to comply with any reporting requirements that may apply to the export or reexport of the Products and Designated Services and to provide to the other Party or the appropriate Governmental Authority any periodic reports containing such information as may be required under applicable Law. NTT DATA further agrees to provide GPI with Notice of any federal, state, or local U.S. taxes or tariffs that may apply to import, export or reexport of any Products or Designated Services, and, either GPI will pay such taxes or tariffs or, at the request of GPI, NTT DATA will pay any such taxes or tariffs and GPI will promptly reimburse NTT DATA for the amount so paid by NTT DATA. Notwithstanding the foregoing, the Parties do not anticipate the need to disclose technical data that is subject to ITAR. Accordingly, each Party agrees that it will shall not provide any ITAR-controlled information to the other Party unless (I) the disclosing Party provides prior Notice to the receiving Party specifically identifying the type of [TAR-controlled information to be disclosed and the purpose for the disclosure, and (2) the receiving Party, upon receipt of the requisite Notice, gives its Notice to the disclosing Party of its consent to receive the ITAR-controlled information.
(c)Upon request from GPI in writing, NTT DATA will have the responsibility under this Agreement to obtain any specific approvals, consents, licenses, and/or permits required for any export or

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import of the Products, including, but not limited to making the appropriate filings with the Bureau of Industry and Security (“BIS”). GPI will reimburse NTT DATA for the actual costs and expenses NTT DATA incurred in making such filings. Each Party will reasonably cooperate with the other in making the appropriate filings with the BIS and any Governmental Authority and will, to the fullest extent permitted by law, provide any information, certificates or documents as are reasonably requested.
10.5Regulatory Compliance.
(a)NTT DATA will comply, and will cause each of its employees, agents and subcontractors to comply, with all Laws applicable to all corporations generally, and specifically to NTT DATA in its capacity as a provider of the Designated Services (the “NTT DATA Regulatory Requirements”).
(b)GPI will comply, and will cause each of its employees, agents and subcontractors to comply, with all Laws applicable to all corporations generally, and specifically to GPI in its lines of business, and any specific laws which GPI directs NTT DATA to comply with pursuant to Section 10.5(c) of this Agreement (the “GPI Regulatory Requirements”).
(c)To the extent that GPI informs NTT DATA that NTT DATA must comply with any specific law, NTT DATA will comply therewith, as directed by GPI.
10.6Privacy Policy. NTT DATA acknowledges that GPI may in the future implement a privacy policy designed to communicate to GPI’s customers its policies and procedures regarding its use of personal information of such Persons (a “Privacy Policy”). NTT DATA will at all times perform the Designated Services in a manner that is in compliance and consistent with any such Privacy Policy. Once implemented GPI may, from time to time, make modifications to the Privacy Policy. Upon making such modifications, GPI will provide NTT DATA with a copy of the modified Privacy Policy pursuant to Section 21.8 (Notices).
10.7Security Requirements.
(a)Reserved.
(b)Attached hereto as Schedule 10.7(b) are GPI’s guidelines for logical security (the “Logical Security Guidelines”) existing as of the Effective Date. Beginning on the Agreement Effective Date, NTT DATA will comply, and will ensure that its agents and subcontractors comply, in all material respects, with the Logical Security Guidelines applicable to the Designated Services, as the same may be modified from time to time. The Parties will agree upon modifications to the Logical Security Guidelines as reasonably necessary to accommodate the use of NTT DATA Tools in providing the Designated Services. GPI may make such changes to the Logical Security Guidelines as it deems necessary and appropriate. If NTT DATA or its agents or subcontractors discover or are notified of a breach, or potential breach, of security relating to any GPI Data, or become aware of any unauthorized access or unauthorized use of GPI’s computer systems and Software, including but not limited to, the spread of a Virus, denial of service or other similar acts, NTT DATA will promptly but in no event later than forty-eight (48) hours at no additional Charge: (i) notify GPI; (ii) investigate the breach or potential breach; and to the extent NTT DATA or its subcontractors’ breach of its obligations in this Section 10.7 caused the security breach, NTT DATA shall (iii) take commercially reasonable steps to mitigate the effects of the breach or potential breach; and (iv) make necessary changes to ensure that such breach, or potential of breach, does not re-occur.
(c)Reserved.
10.8Required Changes to Designated Services. NTT DATA will modify its provision of the Designated Services if necessary to comply with changes in the NTT DATA Regulatory Requirements, GPI Regulatory Requirements, Privacy Policy, Physical Security Guidelines, or Logical Security Guidelines. All such modifications will be made in accordance with the Contract Change Control Procedures. NTT DATA will be financially responsible for Changes resulting from modifications to the Designated Services required as a result of (a) Changes in NTT DATA Regulatory Requirements and (b) Changes in the Physical Security Guidelines or Logical Security Guidelines initiated by NTT DATA. GPI will be financially responsible for Changes resulting from modifications to the Designated Services required as a result of (x) Changes in GPI Regulatory Requirements, (y) Changes to the Privacy Policy, or (z) Changes in the Physical Security Guidelines or Logical Security Guidelines initiated by GPI; provided that (A) NTT DATA must demonstrate to GPI’s reasonable satisfaction the nature and amount of any incremental cost for which GPI is responsible under this Section 10.8, (B) any labor resources required by NTT DATA to complete such modifications must be charged to GPI at labor rates no higher than the applicable rates (if any)set forth in

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the Charges Schedule (except to the extent the labor required meets the parameters of an Included Project), and (C) NTT DATA will use commercially reasonable efforts to minimize any increase in the Charges related to any such Operational Change; provided further that, if any other NTT DATA customer requires similar modifications to the services that NTT DATA provides to them to account for changes in the same requirements affecting GPI, then NTT DATA will use commercially reasonable efforts to apportion additional charges for the modified Designated Services among the affected NTT DATA customers on a pro rata basis.
10.9Data Processing Agreement. The Parties will comply with their respective data transfer obligations in Schedule 10.9 as applicable to the Services.
ARTICLE XI – DIVESTITURES, MERGERS AND ACQUISITIONS
11.1Effect of Divestitures, Mergers and Acquisitions.
(a)In the event that GPI, directly or indirectly through or in cooperation with an Affiliate, merges with or otherwise acquires a Third Party (a “GPI Acquisition Event”), then such entity’s operations requiring use of the Designated Services will become subject to this Agreement if requested by GPI in its sole discretion. If so requested by GPI, such entity will become a Service Recipient under this Agreement on the date specified by GPI, subject to the provisions of Section 1.1 and this Section 11.1(a) and (b). At GPI’s election, in the event of any GPI Acquisition Event, the Parties will renegotiate affected Base Fees, Baselines, Additional Resource Charges and Reduced Resource Credits to account for the increased volume. NTT DATA acknowledges that any such renegotiation should result in decreases in Charges for the Designated Services, commensurate with the increase in volumes. Any modifications resulting from such renegotiation will be made in accordance with the Change Control Procedures. If the Parties are unable to reach agreement regarding such matters through negotiations, the matter will be resolved pursuant to the Dispute Resolution Procedure.
(b)If, as a result of any GPI Acquisition Event, a Third Party’s operations become subject to this Agreement pursuant to Section 11.1(a), NTT DATA will have a reasonable period of time in which to develop a mutually agreeable transition plan to provide the Designated Services and to transfer such entity’s operations and services to NTT DATA, and NTT DATA will not charge GPI for its work in creating the integration design and solution relating to such transfer. NTT DATA will provide the Designated Services to the acquired or merged entity at the Charges set forth in this Agreement and, subject to any renegotiation pursuant to Section 11.1(a), such entity’s volumes will be included in GPI’s volumes for purposes of calculating Additional Resource Charges and for determining triggers for any renegotiation under this Agreement and the Charges Schedule. If implementation of the transition plan related to any such GPI Acquisition Event requires NTT DATA to perform functions not included within its Responsibilities, the Parties will agree on a Project Plan. If implementation of the transition plan requires NTT DATA to incur costs it would not otherwise incur in performing its Responsibilities, GPI will reimburse NTT DATA the amount of such incremental costs, provided that (i) such costs are identified in the transition plan and have been approved by GPI, (ii) NTT DATA demonstrates to GPI the nature and amount of such costs and (iii) charges for the labor component of such assistance are charged to GPI at rates no higher than any applicable rates set forth in the Charges Schedule. NTT DATA will use commercially reasonable efforts to minimize such costs.

(c)In the event of a GPI Acquisition Event or if GPI is acquired by a Third Party, whether as a result of an acquisition of the equity interests or assets of GPI or as a result of a merger, share exchange, consolidation or other transaction (the acquired entity or acquiring entity, in either case, the “Target Entity”), the following terms shall apply:

(i)If the Target Entity or an Affiliate of the Target Entity receives services from a Third Party provider that is similarly situated to NTT DATA and the Third Party’s services are similar to the Designated Services and are provided at rates lower than the Charges then payable by GPI pursuant to this Agreement, GPI may request that NTT DATA reduce the Charges to a level no higher than the rates charged by such Third Party service provider to the Target Entity or its Affiliate. If NTT DATA refuses such request, GPI will be permitted to terminate this Agreement subject to payment of the Termination Fee.
(ii)If the Target Entity or an Affiliate of the Target Entity is party to an agreement with NTT DATA pursuant to which the Target Entity or its Affiliate receive services from NTT DATA that are similar to the Designated Services, GPI may elect, in its discretion, to combine the Designated Services then provided to GPI and the Service

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Recipients pursuant to this Agreement with the services then provided to the Target Entity and its Affiliates pursuant to their agreement with NTT DATA. In such event, either GPI will be permitted to terminate this Agreement, or the Target Entity will be permitted to terminate the existing agreement between the Target Entity (or its Affiliates) and NTT DATA, in either case without obligation to pay any Termination Fee or similar fee or charge to NTT DATA (such terminated agreement, the “Terminated Agreement”). The agreement that GPI and the Target Entity retain is hereinafter called the “Retained Agreement.” The services that were previously rendered under the Terminated Agreement will, after termination of the Terminated Agreement, be charged at the Charges under the Retained Agreement, subject to any normalization required to account for different charging methodologies. To the extent that a service under the Terminated Agreement is not included in the Designated Services, the Parties will negotiate pricing for that service, and will consider as a key factor in such negotiations, the intended level of cost savings GPI or the Target Entity was able to achieve in the Retained Agreement.

(d)If GPI or a GPI Affiliate transfers, by sale, consolidation, merger, share exchange, or otherwise, equity interests of a Service Recipient to a Third Party (“GPI Stock Divestiture Event”) such that the Service Recipient is no longer an Affiliate of GPI, NTT DATA will, if requested by GPI, continue to provide the Designated Services to such Service Recipient, if such Service Recipient is the surviving legal entity, at the then-current Charges for the Divestiture Service Period, and such divested Service Recipient will continue to be deemed a Service Recipient of the Designated Services. If the Service Recipient is not the surviving legal entity, NTT DATA will, if requested by GPI, provide the Designated Services to the Third Party that acquired the Service Recipient for the Divestiture Service Period, and such Third Party will be deemed under this Agreement as a Service Recipient. If, during any Divestiture Service Period, such Service Recipient or such Third Party, as the case may be, requests that NTT DATA provide services to such Service Recipient or Third Party, as the case may be, in addition to the Designated Services, NTT DATA and the Service Recipient or Third Party, as the case may be, must mutually agree upon a separate written agreement that sets forth the price and scope of such services.
(e)If GPI or a GPI Affiliate transfers the business of a Service Recipient, by means of a sale of the assets of such Service Recipient, to a Third Party (“GPI Asset Divestiture Event”), NTT DATA will, if requested by GPI, provide the Designated Services to, or for the benefit of, such Third Party at the then-current Charges for the Divestiture Service Period; provided, however, that GPI (or any successor thereto) will continue to be the contracting Party under this Agreement, and such Third Party will be deemed under this Agreement as a Service Recipient. If, during any Divestiture Service Period, such Third Party requests that NTT DATA provide services to such Third Party in addition to the Designated Services, NTT DATA and such Third Party must mutually agree upon a separate written agreement that sets forth the price and scope of such services.

(f)In the case of a GPI Stock Divestiture Event or a GPI Asset Divestiture Event where NTT DATA is providing Designated Services to a Service Recipient who is a Third Party, GPI will cause such Third Party Service Recipient to bring any claims or actions against NTT DATA relating to this Agreement through GPI. If any such Third Party Service Recipient brings a claim or action directly or indirectly (i.e., not through GPI) against NTT DATA relating to this Agreement, GPI will reimburse NTT DATA its reasonable attorneys’ fees associated with such claim or action, along with other reasonable costs associated with Perot System’s defense of such claim.

(g)For purposes of Sections 11.1(d) and (e), the “Divestiture Service Period” shall mean a period of time equal to the lesser of (i) the remaining Term of this Agreement, (ii) twelve
(12) months from the date of the closing of any GPI Stock Divestiture Event or GPI Asset Divestiture Event, plus a period during which the Service Recipient or Third Party, as the case may be, would reasonably require any Termination Assistance Services from NTT DATA, or (iii) until such time as NTT DATA and such Service Recipient or Third Party, as the case may be, enter into a separate agreement.
(h)GPI and its Affiliates may disclose Confidential Information to Third Parties engaged in discussions with GPI regarding GPI Acquisition Events, GPI Stock Divestiture Events or GPI Asset Divestiture Events without the prior written Consent of NTT DATA; provided, that GPI and its Affiliates may discuss only so much of the NTT DATA Confidential Information with a potential acquired or acquiring entity as is reasonable in the context of the transaction under consideration. GPI shall communicate to such Third Parties the duty of confidentiality regarding such Confidential Information as set forth in Article XIII (Data and Confidentiality) of this Agreement and shall require such Third Parties to comply with restrictions at least as restrictive

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as those contained in Article XIII regarding the Confidential Information. Such disclosure will constitute a permitted disclosure under Section 13.2(g) (Permitted Disclosures).

ARTICLE XII – BUSINESS CONTINGENCIES
12.1Disaster Recovery.
(a)At all times during the Term, NTT DATA will maintain a plan for Disaster recovery for the data center Service Locations from which it delivers the Designated Services.

Furthermore, the Statement of Work includes a disaster recovery plan (the “Disaster Recovery Plan”) that is specific to the Designated Services that will be implemented in accordance with the terms of the Statement of Work, to the extent practicable and applicable, upon the occurrence of a Disaster, Force Majeure Event or other similar event. NTT DATA acknowledges that the Disaster Recovery Plan complements each of NTT DATA’ plans for Disaster recovery for the data centers from which the Designated Services are performed.
(b)Any changes to the Disaster Recovery Plan will be made in accordance with the Change Control Procedures.
12.2Disaster Recovery Plan Testing. Prior to conducting any test of the Disaster Recovery Plan NTT DATA will deliver to GPI the success criteria associated with the test, which criteria must be reasonably designed to show failure if implementation of the Disaster Recovery Plan would not have averted material adverse impacts to GPI’s business if an actual Disaster had occurred. NTT DATA will test the Disaster Recovery Plan no less than once per Contract Year with sufficient written notice to GPI and cooperation by NTT DATA to allow GPI to monitor the effect of tests on the Designated Services. NTT DATA will as soon as reasonably practicable provide GPI with the results of such tests. If the Disaster Recovery Plan fails to meet its success criteria by more than a de minimis amount, NTT DATA will at no additional Charge and as soon as reasonably practicable fix any identified material failures. In addition, if any identified failure occurring during an actual Disaster would have resulted in an adverse impact on GPI’s business, then NTT DATA at no additional Charge will within fifteen (15) Business Days retest the portions of the Disaster Recovery Plan test that failed, provided that NTT DATA will perform a full retest if a full retest is required to mitigate any potential material risk to GPI’s business. The testing process will be repeated until any failure to meet the success criteria is de minimis and, if the failure occurred during an actual Disaster, would not have resulted in an adverse impact to GPI’s business. If a test of the Disaster Recovery Plan has failed three (3) times such that if the failures occurred during an actual Disaster GPI would have suffered a material adverse impact to its business, then NTT DATA will be deemed to be in material breach of its obligations under this Agreement.
12.3Effects of Disasters.
(a)If a Disaster occurs at a NTT DATA Service Location, NTT DATA (i) will promptly implement the Disaster Recovery Plan; (ii) will otherwise be responsible for mitigating the effects of the Disaster on its performance of the Designated Services; and (iii) will notify GPI as soon as reasonably practicable.
(b)If a Disaster occurs at a GPI Service Location, NTT DATA will perform its Responsibilities as set forth in the Statement of Work to the best of its ability, and will otherwise implement the Disaster Recovery Plan to the extent applicable. In addition to the foregoing, NTT DATA will take all commercially reasonable steps to assist GPI in maintaining or restoring, as the case may be, normal operations at the affected GPI Service Location(s).
(c)During a Disaster, the Parties will (i) perform any Responsibilities set forth in the Statement of Work that are specified therein to be performed in the event of a Disaster, and (ii) adhere to any procedures and protocols set forth in the Procedures Manual that are specified therein to be followed in the event of a Disaster.

(d)During any Disaster, NTT DATA will notify GPI daily of the status of the Disaster. Furthermore, during a Disaster, NTT DATA will not give any of its other similarly situated customers higher priority for recovery of services than it gives to GPI.
(e)NTT DATA will not be excused from performance of its Responsibilities or its obligation to meet Service Levels during a Disaster unless the underlying cause of the Disaster gives rise to NTT DATA Excuse.

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(f)If, after the occurrence of a Disaster, NTT DATA, after using commercially reasonable efforts, is unable to perform its Responsibilities and such inability to perform has a material adverse effect on GPI’s business for more than twenty-four (24) consecutive hours or more than thirty-six (36) hours in any thirty (30) day period then, to the extent NTT DATA is unable to perform, GPI may procure replacement services from an alternate source. Unless the underlying cause of the Disaster gave rise to NTT DATA Excuse, NTT DATA will be financially responsible, subject to the limitations of liability set forth in Article XVIII (Liability) and the exceptions therefrom, for payment for such replacement services until such time as NTT DATA is fully able to resume performance of its Responsibilities. GPI will continue to pay NTT DATA the Charges set forth in the Charges Schedule and NTT DATA will continue to use commercially reasonable efforts to resume performance of its Responsibilities. Where NTT DATA is financially responsible for the payment for replacement services, GPI will use commercially reasonable efforts to minimize the charges to be incurred for such replacement services.
12.4Force Majeure.
(a)Each Party will be excused from performance under this Agreement (other than obligations to make payments pursuant to this Agreement and, in the case of NTT DATA, its obligation to perform Disaster Recovery Services in accordance with the Statement of Work, but only to the extent such Force Majeure Event does not prevent performance of such Disaster Recovery Services) for the period and to the extent that it is prevented from performing any obligations pursuant to this Agreement, in whole or in part, as a result of a Force Majeure Event. If either Party is prevented from, or delayed in performing any of its obligations under this Agreement by a Force Majeure Event, it will promptly, or as soon as reasonably practicable, notify the other Party (which notice may be given orally, provided that any oral notice must be confirmed in writing within five (5) days of the inception of the delay) of the occurrence of a Force Majeure Event and describe, in reasonable detail, the circumstances constituting the Force Majeure Event and of delays or anticipated delays in the performance of such Party’s obligations. Such Party will continue to use commercially reasonable efforts to recommence performance whenever and to whatever extent possible without delay.
(b)A “Force Majeure Event” will mean the occurrence of fires, floods, earthquakes, elements of nature, acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions in the United States, sabotage, embargo, government action or order, blackouts, epidemic or quarantine, strikes/labor difficulties (except strikes/labor difficulties by the employees of the non-performing Party), or any other similar cause beyond the reasonable control of such Party. Force Majeure Events do not include occurrences where the non-performing Party is at fault for causing a delay and the delay could have been prevented by reasonable precautions or could have been circumvented by the non-performing Party through the use of alternate sources, work-around plans, or other reasonable means.

(c)If a Force Majeure Event substantially prevents, hinders or delays NTT DATA’ performance of the Designated Services for more than seventy-two (72) hours, then GPI may procure replacement services from an alternate source and subject to the remainder of this subsection (c), NTT DATA will be liable for payment for such replacement services from the alternate source for so long as the prevention, hindrance, or delay in performance continues. GPI will use commercially reasonable efforts to minimize the charges to be incurred for such replacement services. During such time, GPI will continue to pay NTT DATA the Charges set forth in the Charges Schedule for the Designated Services being replaced.
12.5Other Business Contingencies. In each instance under Sections 10.7(b)(iii) (Security Requirements), 12.3(b) and 12.3(f) ( Effects of Disasters), 16.1(g) (“Viruses and Denial of Service Attacks”), 16.2(e) (“Disabling Devices”), and 16.2(h) (“Viruses and Denial of Service Attacks”) for which either Party has an obligation to use commercially reasonable efforts to perform, NTT DATA will be excused from meeting its Responsibilities, Service Level obligations and other service related obligations to the extent that (A) NTT DATA is unable to meet such obligations because the underlying event (e.g., a denial of service attack) made it unfeasible to meet those obligations, notwithstanding its use of commercially reasonable efforts to perform and (B) NTT DATA has otherwise performed its obligations under this Agreement pertaining the underlying event (e.g., in the case of a Disaster, it has performed its obligations related to Disasters and the Disaster Recovery Plan in addition to its obligations to use commercially reasonable efforts pursuant to Sections 12.3(b) and 12.3(f)).

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ARTICLE XIII – DATA AND CONFIDENTIALITY
13.1Data.
(a)Ownership and Use of Data. As between NTT DATA and GPI, GPI Data is the exclusive property of GPI. NTT DATA will use the GPI Data only in connection with providing the Designated Services and conducting necessary testing pursuant to this Agreement, all in accordance with NTT DATA’ obligations under this Agreement. GPI has and will have the right to transfer to NTT DATA such GPI Data that GPI transfers to NTT DATA that constitutes personal data. NTT DATA has and will have the right to transfer to GPI the personal data that NTT DATA transfers to GPI hereunder or that NTT DATA otherwise requires to transfer to GPl to administer lawful business processing by NTT DATA, except to the extent such personal data is GPI Data covered by GPI instructions. Except as otherwise expressly agreed in writing, NTT DATA will not, and will not attempt to, sell, license, provide, disclose, use, pledge, hypothecate and/or in any other way transfer the GPI Data. All such attempts by NTT DATA will be void, without legal effect and deemed a material breach of this Agreement. All access to GPI Data will be subject to the Confidentiality provisions set forth in Section 13.2 (Confidentiality).
(b)Risk of Data Loss. When GPI Data is in NTT DATA’ possession or under NTT DATA’ control and an event occurs that prevents or hinders the access to or reliable use of such GPI Data (including loss of such GPI Data, in whatever form or format) (a “Data Loss Event”), NTT DATA will re-create or restore such data and cure (to the extent practicable) such Data Loss Event, in each case, as soon as reasonably practicable, in accordance with its Responsibilities set forth in the Statement of Work applicable to Disaster Recovery Services. If a Data Loss Event results from a Force Majeure Event, the Parties will share equally the actual cost incurred by NTT DATA in re-creating or restoring the data. If a Data Loss Event results from a NTT DATA Excuse (other than a NTT DATA Excuse resulting from a Force Majeure Event), then NTT DATA may charge GPI for actual costs incurred by NTT DATA in re-creating and restoring the data to the extent such costs result from activities in addition to the Responsibilities NTT DATA is obligated to perform in accordance with the applicable Statement of Work. In the case of each of the foregoing events, NTT DATA will consult with GPI before performing such re-creation or restoration, and GPI may, at its discretion, direct NTT DATA not to restore or recreate the data.
(c)Data Security. NTT DATA will maintain safeguards for protecting against the loss and disclosure of the GPI Data in accordance with the security procedures of the Logical Security Guidelines. GPI will safeguard all data owned by NTT DATA in GPI’s possession.
(d)Copies of Data for GPI. Upon written request to NTT DATA, NTT DATA will return the GPI Data to GPI on such media as reasonably requested by GPI. Except to the extent prevented from providing GPI with the GPI Data due to circumstances beyond NTT DATA’ reasonable control, NTT DATA will never refuse for any reason, including GPI’s material breach of this Agreement, to provide GPI with the GPI Data in accordance with this Section. NTT DATA hereby agrees that GPI may obtain injunctive relief to enforce the provisions of this Section 13.1(d).
13.2Confidentiality.
(a)Confidential Information Defined. For purposes of this Agreement, “Confidential Information” will include, whether acquired under or in connection with this Agreement or obtained in connection with the relationship of GPI and NTT DATA or any of their Affiliates, subcontractors or predecessors before or after the Effective Date:
(i)Information relating to a Party’s, a Party’s Affiliate’s or any Service Recipient’s business, affairs, customers, employees, service providers, financial condition, marketing or development plans, strategies, inventions, discoveries, ideas, concepts, processes, techniques, methodologies, know-how, forecasts and forecast assumptions and volumes, performance, or operations that such Party treats as confidential or proprietary;
(ii)The terms and conditions of this Agreement and all matters related thereto;
(iii)Information concerning any breach under or any Dispute regarding this Agreement;
(iv)The Parties’ or any Service Recipient’s conduct, decisions, documents, and negotiations as part of, and the status of, any Dispute resolution proceedings under the Dispute Resolution Procedure;

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(v)Information that is the confidential information of a Third Party and disclosed to a Party or a Service Recipient subject to an obligation of confidentiality;
(vi)A Party’s or Service Recipient’s Trade Secrets;
(vii)A Party’s or Service Recipient’s Software and all GPI Data; and
(viii)Any other information, whether in a tangible medium or oral and whether proprietary to the other Party or not, that is reasonably understood to be confidential or proprietary, whether or not identified as such at the time of its disclosure.
(b)Excluded Information. Information is not considered Confidential Information if such information:
(i)Is or becomes publicly available or available in the industry other than as a result of any breach of this Agreement or of any other duty of a Party;
(ii)Was previously known to a Party free of any obligation to keep it confidential;
(iii)Is independently developed without the use of or reference to the Confidential Information of the other Party; or
(iv)Is or becomes available to that Party from a source that is lawfully in possession of the information and that is not subject to a duty of confidentiality, whether to the other Party or any other Person(s).
(c)Trade Secrets. A Trade Secret must be identified as such by the disclosing Party within two (2) years of its disclosure to the receiving Party.
(d)Use of Confidential Information. Except as otherwise provided in this Agreement, information gathered or compiled by either Party for the other is proprietary and the Party gathering or compiling such information may not disclose, license, allow access to or sell such information to any other Person(s). Neither Party will disclose the Confidential Information of the other Party to any Third Party, except as permitted under Sections 13.2(g) (Permitted Disclosures) or 13.2(h) (Required Disclosures). All Confidential Information will be held and protected by the recipient in strict confidence in accordance with 13.2(e) (Standard of Care) below and will be used and disclosed by the recipient only as required to render performance or to exercise rights and remedies under this Agreement, but only in strict compliance with the terms of this Article XIII and Section 11.1 (Effect of Divestitures, Mergers and Acquisitions). In the event of any disclosure or loss of, or inability to account for, any material Confidential Information of the disclosing Party, the recipient will promptly, at its own expense: (i) notify the disclosing Party in writing; (ii) take such actions as may be necessary or reasonably requested by the disclosing Party to minimize any violation of the terms of this Section 13.2; and (iii) cooperate in all reasonable respects with the disclosing Party to minimize any violation and any damage resulting therefrom.
(e)Standard of Care. Each Party will use at least the same degree of care in maintaining the confidentiality of the other Party’s Confidential Information as that Party uses with respect to its own proprietary or confidential information of a similar nature, and in no event less than reasonable care.
(f)Survival. Each Party will protect the other Party’s Confidential Information as provided for in this Article XIII for the longer of (i) three (3) years following the date of expiration or termination of this Agreement or (ii) (A) in the case of Trade Secrets, so long as such Confidential Information remains a Trade Secret; (B) in the case of personally identifiable GPI Data, in perpetuity; (C) in the case of personnel or employment related information, in perpetuity; (D) in the case of Third Party Software and Related Documentation, until expiration of the restrictions on the disclosure of such materials imposed by the Third Party; and (E) in the case of any materials that are marked or otherwise indicated in writing to be treated as confidential, restricted or proprietary until a certain date, until such date.
(g)Permitted Disclosures. A Party may disclose Confidential Information to its Affiliates, officers, directors, employees, legal representatives, accountants, tax advisors, agents and contractors, on a need-to-know basis for purpose of providing or receiving, as the case may be, the Designated Services. Each Party must inform each such Person to whom any Confidential Information is so

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communicated of the duty of confidentiality regarding that information under this Agreement and impose on that Person the obligation to comply with restrictions at least as restrictive as those contained in this Article XIII regarding the Confidential Information.
(h)Required Disclosures. Each Party may disclose Confidential Information in response to a request for disclosure by a court or another Governmental Authority, including a subpoena, court order, or audit-related request by a taxing authority or other Governmental Authority, or if so obligated under applicable Laws or regulatory authority, if that Party:
(i)Promptly notifies the other Party of the terms and the circumstances of that request;
(ii)Consults with the other Party, and cooperates with the other Party’s reasonable requests to resist or narrow that request;
(iii)Furnishes only information that, according to advice (which need not be a legal opinion) of its legal counsel, that Party is compelled by Law or regulatory authority to disclose; and
(iv)Uses reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded the information disclosed.
(i)Title to and Disclosure of Confidential Information. The Confidential Information disclosed by one Party to the other Party will remain the property of the disclosing Party, and nothing in this Article XIII grants or confers any ownership rights in or license to any of that information to the other Party. Nothing contained in this Section 13.2 will be construed as obligating a Party to disclose any Confidential Information to the other Party.
(j)Return of Confidential Information. Promptly upon expiration or termination of this Agreement, each Party will either (i) return to the other Party all of its Confidential Information in the first party’s possession, or (ii) at the other Party’s option, destroy all of such other Party’s Confidential Information in the first Party’s possession and certify to such destruction in writing.
13.3Irreparable Harm. The Parties acknowledge that any disclosure or misappropriation (including NTT DATA’ failure to provide GPI Data under Section 13.1(d) (Copies of Data for GPI)) of GPI Data or Confidential Information in violation of this Agreement could cause irreparable harm, the amount of which may be extremely difficult to estimate, thus making any remedy at law or in damages inadequate. Each Party therefore agrees that the other Party will have the right to apply to any court of competent jurisdiction for a temporary or provisional order restraining any breach or impending breach of Section 13.1 (Data) or Section 13.2 (Confidentiality) without the necessity of posting bond. This right will be in addition to any other remedy available under this Agreement, at law or in equity.

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ARTICLE XIV – AUDIT RIGHTS
14.1Operational Audits. Not more than once per Contract Year, including the Contract Year following the Term or the Termination Assistance Period, GPI or its authorized Third Party auditors (either, a “GPI Auditor”) may audit systems, processes and NTT DATA Records of NTT DATA and, subject to Section 14.6 below, of NTT DATA’ subcontractors (including making copies of NTT DATA Records) and inspect the NTT DATA Service Locations in connection with all matters related to this Agreement, including, but not limited to NTT DATA’ compliance with the terms, conditions and requirements of this Agreement; provided, that audits described in this section shall not include audits described in Section 14.4. GPI will provide NTT DATA at least seven (7) days’ Notice of its intent to conduct any such audit. Audits will be conducted during normal business hours. GPI Auditors may conduct audits in addition to the one (1) ordinarily allowed if (a) the audit reveals discrepancies between the status of the operations and NTT DATA’ obligations under this Agreement and GPI reasonably determines that any such discrepancies could have an adverse impact on its business; or (b) GPI reasonably determines that an audit is warranted to determine the cause for documented failures. The limitation on the number of audits hereunder will not apply to audits of NTT DATA’ compliance with the Physical Security Guidelines or the Logical Security Guidelines, and GPI may audit NTT DATA’ compliance with the Physical Security Guidelines or the Logical Security Guidelines at any time without the giving of Notice. GPI acknowledges that all Third Party GPI Auditors must not be a competitor of NTT DATA, and must enter into a confidentiality agreement with NTT DATA prior to conducting such audits, provided that NTT DATA acknowledges that such confidentiality agreement will be reasonable and have confidentiality terms no more stringent that the confidentiality terms set forth in Section 13.2 (Confidentiality) of this Agreement.
14.2Regulatory Audits. Upon written request made by a Governmental Authority to NTT DATA or to GPI, or by GPI on behalf of a Governmental Authority, NTT DATA will (i) promptly make available to the requesting entity or GPI Auditors any and all information relating to NTT DATA’ or any of its subcontractors’ compliance with the Regulatory Requirements and, if so requested,
(ii) allow the requesting Governmental Authority to visit an NTT DATA Service Location for purposes of observing NTT DATA’ or any of its subcontractors’ compliance with the Regulatory Requirements.
14.3Operational Audit Results. If the audits under Sections 14.1 (Operational Audits) or Section 14.2 (Regulatory Audits) uncover a discrepancy between NTT DATA’ operations and NTT DATA’ Responsibilities under this Agreement, or any other failure of NTT DATA to comply with its obligations under this Agreement or Laws, then NTT DATA will, at its expense, and will cause each of its subcontractors, employees and agents to, promptly take action to alleviate the discrepancy or comply with such requirements or Laws.
14.4Financial Audits. A GPI Auditor may from time to time, but not more than once per Contract Year, upon the giving of reasonable Notice, audit the NTT DATA Records to determine the accuracy of the Charges. Such audits may be conducted during the Term and Termination Assistance Period, and for a period of twelve (12) months thereafter. If, as a result of a financial audit, it is established that NTT DATA has overcharged GPI on a net basis, GPI will notify NTT DATA of the net amount of such overcharge and NTT DATA will promptly pay to GPI the net amount of the overcharge, plus any interest accrued which will be calculated as set forth herein. If NTT DATA disagrees with such audit findings, then such dispute will be handled in accordance with the Dispute Resolution Procedure. For the purposes of this Section, interest on any net overcharge will be calculated from the date of receipt by NTT DATA of the overcharged amount until the date of re-payment to GPI at the rate of one percent (1%) per month.

14.5NTT DATA Records. “NTT DATA Records” will include, but not be limited to, accounting and other records and supporting evidence reasonably deemed necessary by GPI to substantiate the Charges, the Designated Services or other obligations of NTT DATA under this Agreement; provided, however that NTT DATA Records will not include information regarding NTT DATA’ cost of providing the Designated Services unless such costs are the basis for Charges for Designated Services (including any Charges calculated on a pass-through basis). Throughout the Term and for a period of three (3) years after final payment by GPI under this Agreement, NTT DATA will provide GPI and GPI Auditors with access to the NTT DATA Records and all of NTT DATA’ facilities, and GPI and GPI Auditors will be allowed to interview any of NTT DATA’ employees. NTT DATA will retain all NTT DATA Records in accordance with GPI’s document retention policy as set forth in the Procedures Manual. NTT DATA will provide adequate and appropriate work space during such period for GPI Auditors to conduct audits in compliance with this Article XIV , and will provide such assistance as they reasonably require.
14.6Access to Third Parties. To the extent permitted by NTT DATA’ agreements with its subcontractors, NTT DATA will require all of its subcontractors performing Designated Services, and to the extent reasonably practicable, their subcontractors to comply with the provisions of this Article XIV as if such subcontractors were NTT DATA.

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14.7Cooperation and Assistance. NTT DATA will, at no additional Charge, cooperate with GPI and the GPI Auditors and provide such assistance as may reasonably be requested in connection with audits performed by GPI or GPI Auditors pursuant to this Agreement.
14.8No Unreasonable Disruption. GPI audits will be conducted in a manner that does not unreasonably disrupt or delay NTT DATA’ performance of services for its other customers.
14.9SSAE 16 Reviews.
(a)NTT DATA will perform no fewer than one (1) SAS 70 Type II Review (a “SAS 70 Review”) per calendar year for each NTT DATA Service Location that is a data center. NTT DATA will provide GPI with reports of the findings from the SAS 70 Reviews (each, a “SAS 70 Report”) on approximately November 1 in that Contract Year. NTT DATA will cause its independent auditor to perform no fewer than one (1) Service Organization Controls 1 ("SOC 1") Type II Review (a "SOC 1 Review") under Statement on Standards for Attestation Engagements (SSAE") No. 16 (or its successor standard) per calendar year for each Dell Service Location that is a data center from which the Designated Services are provided. Dell will provide GPI with SOC1 reports from the SOC 1Reviews (each. a "SOC 1 Report") within thirty (30) days of receipt of the SOC l Reports from the independent auditor on approximately November 1 of each year. The audit period covered by the SOC l is January I to September 30 of each year.
(b)Prior to initiating the SOC 1 Review in subsection (a). Dell will Notify GPI if the scope of the upcoming review differs, in any material respect, from the scope of the prior year's SOCI Review. GPI may request that NTT DATA modify the scope of the SOC 1 Review such that GPI can reasonably rely upon the SOC 1 Review as evidence (assuming a favorable result from such review) that NTT DATA’ internal controls are effective in order that GPI and the GPI Auditors can make their necessary or required attestations, certifications or other statements that GPI’s internal controls over its financial reporting are adequate in accordance with Section 404 of Sarbanes Oxley (“Section 404”). NTT DATA will consider GPI’s request, and if practicable NTT DATA will incorporate any such scope modifications; provided that it will not be deemed practical for NTT DATA to implement such scope changes if doing so would cause NTT DATA to incur additional costs or would have a negative impact on its other customers in the applicable data center. If NTT DATA does not incorporate such modifications in accordance with the previous sentence, or if after GPI receives the SOC 1 Report and determines that an additional audit is necessary for it to meet its control requirements, then NTT DATA, at the request of GPI, will request its external auditor performing the SOC 1 Review in subsection (a) to coordinate with GPI and its auditors to perform a supplementary audit to NTT DATA’ SOC 1 Review that includes GPI’s requested modifications. Any incremental costs related to the supplemental audit will be borne by GPI.
(c)NTT DATA will cause its subcontractors who control a data center from which Designated Services are being performed to perform SOC 1 Reviews that Complement the SOC 1 Reviews performed pursuant to this Agreement. If NTT DATA is unable to cause its subcontractors to perform SOC 1 Reviews, then NTT DATA will perform audits of the internal controls of its subcontractors’ that perform the Designated Services to ensure that such internal controls Complement the internal controls of NTT DATA. For purposes of this Section 14.9(c), “Complement” means that the internal controls of the subcontractors, when taken in combination with the internal controls of NTT DATA represents the entire control environment applicable to the Service Location that is the subject of the SOC 1 Review.
(d)During the period in which NTT DATA external auditors are conducting the SOC 1 Review, NTT DATA will provide GPI periodic updates on the status of the review, and specifically notify GPI of any significant weaknesses that are identified in the internal controls at the applicable Service Location(s).
(e)Upon completion of each SOC 1 Review, NTT DATA will provide GPI the SOC 1 Report within the time frames set forth in subsection (a). If the NTT DATA independent auditor conducting the SOC 1 Report concludes that any control issue has not been met in the SOC 1 Report (i.e. the SOC 1 Report auditor opinion is qualified for failure to achieve a control objective relating to the Designated Services) (a '"Control Deficiency") and to the extent that such Control Deficiency relates to the Designated Services and Dell has reasonable control over such Control Deficiency, then Dell's failure to promptly remedy the Control Deficiency will be deemed a material breach of this Agreement. Dell shall provide GPI with a written plan for remediating all Control Deficiencies promptly upon discovery, including the remediation activities to be taken by Dell and the target date for the completion of such remediation activities; and shall remediate all Control Deficiencies as promptly as is reasonably possible.

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ARTICLE XV – TERMINATION
15.1Termination for Convenience. Not sooner than the first anniversary of the Agreement Effective Date GPI may terminate (a) this Agreement or (b) one or more Service Towers, for convenience by providing NTT DATA with at least 120 days’ prior Notice of GPI’s intent to terminate and paying NTT DATA the Termination Fees set forth in Schedule 15. In the case of the termination of this Agreement as a whole for convenience, upon its payment of the appropriate Termination Fee, GPI will be under no further obligation to pay any Charges arising from and after the date of termination. In the case of the termination for convenience of less than this Agreement as a whole, upon its payment of the appropriate Termination Fee, GPI will be under no further obligation to pay any Charges arising from and after the date of termination with respect to the terminated Service Tower(s).
15.2Reserved.

15.3Termination for Change in Control of NTT DATA. In the event of a Change in Control of NTT DATA, GPI may terminate this Agreement as a whole by giving NTT DATA Notice of the termination no more than ninety (90) days after the effective date of the Change in Control and at least sixty (60) days prior to the termination date specified in the Notice. If GPI terminates this Agreement pursuant to this Section 15.3, and if the Person acquiring Control is not listed as one of the GPI Competitors on Schedule 9.2(a)(i)(B) on the effective date of the Change in Control, GPI will pay NTT DATA the Termination Fee, provided that the portion of the Termination Fee set forth in Schedule 15.1 shall be reduced by 50%. If, however, GPI terminates this Agreement pursuant to this Section 15.3, and if the Person acquiring Control is listed as one of the GPI Competitors on Schedule 9.2(a)(i)(B) on the effective date of the Change in Control, GPI will not be required to pay any Termination Fee.
15.4Termination for Cause.
(a)If NTT DATA defaults in the performance of any of its material obligations under this Agreement and does not cure such default within thirty (30) days of receipt of a Notice of default, then GPI may, by giving Notice to NTT DATA, terminate this Agreement, as a whole or any affected Service Tower(s) as of the termination date specified in the Notice; provided that, if the nature of the breach is such that it cannot be cured within thirty (30) days, NTT DATA shall be permitted a longer period to cure such breach (not to exceed sixty (60) days from receipt of Notice of default from GPI), provided that NTT DATA commences efforts to cure the breach within thirty (30) days of receipt of the Notice of default and continues to diligently pursue efforts to cure the breach.
(b)If there exists repeated material breaches resulting from the same or substantially similar underlying cause by NTT DATA that are cured within the permissible periods in accordance with Section 15.4, (a), then GPI may, by giving Notice to NTT DATA, terminate this Agreement, as a whole or any affected Service Tower(s) as of the termination date specified in the Notice.
(c)GPI’s right to give Notice of termination under this Section 15.4 shall expire sixty (60) days after GPI’s right to give such Notice arises.
(d)If GPI rightfully terminates this Agreement for cause pursuant to this Section 15.4 and 15.6, it will not be obligated to pay NTT DATA any Termination Fee or penalties with respect to such termination except those agreed by the Parties in accordance with Schedule
4.1 (Charges).
15.5NTT DATA’ Right to Terminate
(a)If GPI defaults in its obligation to pay NTT DATA under Section 4.3 (a, d, & e) of this Agreement and does not cure such default within ten (10) days after a Notice of failure to pay from NTT DATA, then NTT DATA may, by giving Notice to GPI, terminate this Agreement as of the termination date specified in the Notice. NTT DATA shall continue to perform all Designated Services in accordance with this Agreement during such cure period and shall, if requested by GPI, perform Termination Assistance Services pursuant to Section 15.12; provided that GPI will be obligated to pay NTT DATA’ good-faith estimate of any Charges for Termination Assistance Services in advance for the month that such Termination Assistance will be rendered, with actual Charges to be reconciled in arrears, and NTT DATA shall not be obligated to provide Termination Assistance Services if it has not received such payment in advance. NTT DATA’ right to give Notice of termination under this Section 15.5(a) shall expire upon GPI’s payment of all amounts due to NTT DATA.

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(b)If GPI defaults in its material obligations under Section 13.2 (Confidentiality) and does not cure such default within thirty (30) days of receipt of a Notice of default, then NTT DATA may terminate this Agreement as a whole as of the termination date specified in the Notice; provided that, if the breach cannot be cured within thirty (30) days, GPI shall be permitted a longer period to cure such breach (not to exceed sixty (60) days from receipt of Notice of default from NTT DATA), provided GPI commences efforts to cure the breach within thirty (30) days of receipt of the Notice of default and continues to diligently pursue efforts to cure the breach. NTT DATA’ right to give Notice of termination under this Section 15.5(b) shall expire upon GPI’s cure of the default(s) giving rise to the right to terminate.
15.6Service Level Termination Event. Upon the occurrence of any one of the following events (each, a “Service Level Termination Event” or “SLTE”), other than as a result of NTT DATA Excuse, GPI may terminate this Agreement as a whole, or as to any affected Service Tower, upon Notice to NTT DATA and without providing NTT DATA a right to cure, effective as of the date specified in the Notice: (i) a Service Level Failure for the same Service Level deemed SLTE eligible in Schedule 2.10 Attachment A for any three (3) consecutive months, or for any five (5) out of a twelve (12) month period; (ii) if GPI has earned Service Level Credits that equal the At Risk Amount for three (3) consecutive months, or for any five (5) out of a twelve (12) month period. If GPI terminates this Agreement pursuant to this Section 15.6, it will not be obligated to pay NTT DATA the Termination Fee (for cause) or penalties with respect to such termination as set forth in Schedule 15 unless otherwise agreed by the Parties in Schedule 4.1 (Charges). GPI’s right to give Notice of termination under this Section 15.6 shall expire ninety (90) days after GPI’s right to give such Notice arises.
15.7Termination for Force Majeure Event. GPI may terminate this Agreement as a whole, or any affected Service Towers on Notice to NTT DATA if any Force Majeure Event prevents, hinders, or delays NTT DATA’ performance of any Designated Services for more than 180 days, which termination will be effective on the date given in the Notice. GPI’s right to give Notice of termination under this Section 15.7 shall expire on the earlier to occur of (i) the expiration of sixty
(60) days after GPI’s right to give such Notice arises or (ii) the date, if any, that NTT DATA recommences substantial performance of the Designated Services.
15.8Termination for Disaster. GPI may terminate this Agreement as a whole, or any affected Service Towers on Notice to NTT DATA if a Disaster which materially prevents, hinders or delays NTT DATA’ performance of any Designated Services has a material adverse effect on GPI’s business for more than ten (10) consecutive days or for more than thirty (30) days in any twelve (12) month period, unless the cause of the Disaster gave rise to NTT DATA Excuse, which termination will be effective on the date given in the Notice. GPI’s right to give Notice of termination under this Section 15.8 shall expire on the earlier to occur of (i) the expiration of sixty (60) days after GPI’s right to give such Notice arises or (ii) the date, if any, that NTT DATA recommences substantial performance of the Designated Services.
15.9Termination for Insolvency. In the event that either Party (i) files for bankruptcy; (ii) becomes or is declared insolvent, or is the subject of any proceedings related to its liquidation, insolvency or the appointment of a receiver or similar officer for it; (iii) makes an assignment for the benefit of all or substantially all of its creditors; or (iv) enters into an agreement for the cancellation, extension, or readjustment of substantially all of its obligations, then the other Party may, by giving Notice of termination to the first Party, terminate this Agreement as of a date specified in such Notice of termination; provided, however, that NTT DATA will not have the right to exercise such termination so long as GPI remains current in its obligations to pay for the Designated Services in accordance with this Agreement.
15.10Reserved.
15.11Effect of Termination.
(a)All Termination Fees will be calculated and paid in accordance with the following:
(i)The portion of the Termination Fee set forth in Schedule 15 will be calculated and invoiced on the effective date of the termination as set forth in GPI’s Notice of termination.
(ii)Except as expressly set forth in this Agreement, no Termination Fee, charge or penalty will be payable by GPI in connection with its termination of this Agreement as a whole or with respect to any Service Tower.
(b)Notwithstanding anything to the contrary in this Agreement, regardless of the grounds for any termination, GPI shall pay NTT DATA for all Charges payable by GPI arising prior to the effective date of termination, any Charges for Termination Assistance (which could include

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payment for Designated Services), and any expenses incurred by NTT DATA prior to the effective date of termination for which GPI is financially responsible under this Agreement, and GPI will continue to be responsible for all Taxes for which it is responsible under this Agreement.
(c)The Parties acknowledge that if GPI terminates less than all of the Designated Services under this Agreement, the Parties will modify the remaining Designated Services, in accordance with the Change Control Procedures, to take into account any dependencies and inter-relationships between the remaining Designated Services and the terminated Designated Services.
15.12Termination Assistance.
(a)For a period specified by GPI in its discretion, commencing on the date designated by GPI, which may be no earlier than the first to occur of (i) the date on which GPI provides notice of termination, or (ii) ninety (90) days prior to the applicable date of expiration, and ending no later than twenty-four (24) months following the expiration or termination of this Agreement or any Service Tower for any reason (the “Termination Assistance Period”), NTT DATA will perform, at the request of GPI, the terminated or expired Designated Services and provide to GPI or a Successor Provider any and all assistance reasonably requested by GPI to allow the terminated or expired Designated Services to continue without interruption or adverse effect, to mitigate any disruption to GPI’s business, and to facilitate the orderly transfer of responsibility for the terminated or expired Designated Services to GPI or one or more Successor Providers (collectively, the “Termination Assistance Services”). GPI acknowledges that NTT DATA may require the Successor Provider to enter into a commercially reasonable confidentiality agreement prior to NTT DATA sharing any NTT DATA Confidential Information with such Successor Provider.
(b)Notwithstanding anything to the contrary in this Agreement, if GPI elects to receive Termination Assistance Services, during such period GPI will pay NTT DATA: (1) for continued performance of the expired or terminated Designated Services, the Charges applicable to those Designated Services as set forth in the Charges Schedule (i.e., Monthly Service Charges subject to the appropriate Adjustments); provided that in the event of Termination Assistance Services that will be performed after the expiration or termination date of this Agreement, the Charges applicable to the expired Designated Services at the end of the Term or the extended Term will apply subject to any increases for resulting from an Economic Change Adjustment in accordance with the terms of the Charges Schedule; and (2) for activities associated with the transition of Designated Services to GPI or a Third Party that are not within the scope of the Designated Services, unless otherwise agreed by the Parties on a time and materials basis no higher than the Labor Rates set forth in the Charges Schedule. Any resources involved in the transition whose Labor Rates are not set forth in the Charges Schedule will be charged at NTT DATA’ then-standard hourly rates; provided, however that to the extent that the Termination Assistance Services can be provided using existing NTT DATA resources then allocated to GPI, NTT DATA will use such resources and will not charge GPI in addition to the Monthly Service Charges, as adjusted by the Adjustments.
(c)The Termination Assistance Services will be carried out pursuant to a written plan prepared by NTT DATA as soon as reasonably practicable after it has received Notice of Termination from GPI (or in the case of a termination by NTT DATA as soon as reasonably practical after NTT DATA has given its Notice of Termination), and approved by GPI (the “Termination Assistance Plan”). The Termination Assistance Plan will also set forth the dates, within the Termination Assistance Period, determined by GPI that NTT DATA will cease performing the Designated Services as to each Service Tower (each, a “Cessation Date”) and the date, within the Termination Assistance Period, that NTT DATA will cease its performance of all Designated Services (the “Final Cessation Date”); provided that GPI may, at any time, expedite any Cessation Date by giving NTT DATA at least sixty (60) days prior Notice.
(d)If GPI determines, in its reasonable discretion, that it will be unable to complete the transition of the Designated Services within the Termination Assistance Period without adverse effect or disruption to GPI’s business, GPI may extend the Termination Assistance Period for an additional period not to exceed six (6) months (the “Transition Extension Period”) by giving NTT DATA at least thirty (30) days Notice prior to the expiration of the original Termination Assistance Period. If GPI exercises its right to extend the Termination Assistance Period for the Transition Extension Period, the Final Cessation Date will be extended until the end of the Transition Extension Period, subject to GPI’s right to expedite Cessation Dates pursuant to Section 15.12(c).

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(e)Notwithstanding the prohibition on solicitation set forth in Sections 16.2(f) (Non- Solicitation), GPI or its designee will be permitted to undertake, and NTT DATA will not interfere, and will ensure that its Affiliates do not interfere, in efforts of GPI or its designee, to hire any employee of NTT DATA (other than Key Personnel) or its Affiliates who spent the majority of their working time in the performance of Designated Services during the six (6) month period prior to the termination or expiration of this Agreement. To the extent any such employee covered by the preceding sentence has signed any employment agreement or other arrangement precluding or hindering such employee’s ability to be recruited or hired by GPI, NTT DATA agrees, and will ensure that its Affiliates agree, not to seek to enforce such restriction or to otherwise preclude or hinder such employee from being recruited or hired by GPI or its designee. NTT DATA will provide, and will ensure that its Affiliates provide, GPI and its designee reasonable access to such employees for the purposes of interviews, evaluations and recruitment. NTT DATA will provide GPI with the names, resumes and other information reasonably requested by GPI for the purpose of exercising its rights under this Section.
(f)With respect to Software then being utilized in performing the Designated Services, NTT DATA will provide GPI with the following rights, each exercisable in GPI’s discretion:
(i)for NTT DATA Third Party Software, NTT DATA will, without additional charge to GPI, at the expiration or termination of this Agreement:
(A)to the extent assignable (as related to NTT DATA Third Party Software dedicated to the performance of Designated Services) or sublicensable under the relevant license, assign or sublicense its license to GPI for such NTT DATA Third Party Software that is used in providing the Designated Services, provided that GPI reimburses NTT DATA for any one-time license fees in an amount equal to the unamortized remaining value of such license; and
(B)to the extent not assignable or sublicensable under the relevant license (after using reasonable commercial efforts to obtain assignment rights), assist GPI in obtaining a license from the licensor of such NTT DATA Third Party Software.
(ii)for proprietary NTT DATA Software that is used in the performance of the Designated Services and that is necessary for the continuity of replacement services for the Designated Services, NTT DATA hereby grants to GPI, as of the expiration or termination of this Agreement and for a reasonable period after completion of Termination Assistance Services, a worldwide, fully paid up, royalty-free, nonexclusive license to use, execute, reproduce, display, and perform, such Software, for use internally within GPI and its Affiliates, including the right to sublicense to Third Parties to perform any of the foregoing for the sole benefit of GPI and its Affiliates. GPI’s use of such proprietary NTT DATA Software will be subject to the terms of Section 13.2 (Confidentiality), provided that GPI will be permitted to disclose such Software to Third Parties as reasonably necessary in connection with any sublicense of such Software to Third Parties for the sole benefit of GPI and its Affiliates. GPI acknowledges that NTT DATA may also require such Third Parties to enter into a commercially reasonable confidentiality agreement prior to any access to or use of the NTT DATA Software.
(g)NTT DATA will make available to GPI or its designee, pursuant to reasonable terms and conditions, any Third Party services then being utilized by NTT DATA in the performance of the Designated Services. NTT DATA will be retain the right to utilize any such Third Party services in connection with the performance of services for any other NTT DATA customer. NTT DATA will use commercially reasonable efforts to obtain in its agreements with its subcontractors solely supporting the Designated Services the right to assign, pursuant to reasonable terms and conditions, such agreements to GPI. For any agreements with such subcontractors that NTT DATA does not have rights to assign to GPI, NTT DATA will, during the Termination Assistance Period, use commercially reasonable efforts to cause such subcontractors to assign such agreements to GPI or its designee, pursuant to reasonable terms and conditions. If NTT DATA is not able to cause the assignment of such agreements, then NTT DATA will assist GPI in procuring reasonable substitute services.

(h)GPI will have the right to purchase, at its depreciated book value, any and all Equipment then being used by NTT DATA and its Affiliates as of the effective date of the termination or expiration of this Agreement predominantly to perform Designated Services for GPI. With regard to Leased Equipment that is leased by NTT DATA and its Affiliates predominantly to perform Designated Services for GPI, NTT DATA will assign, and will cause its Affiliates to assign, to GPI such portion of the leases for such Leased Equipment on the same terms, conditions and costs of the lease then in effect. In the event that any lease of Equipment is not assignable to GPI,

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NTT DATA will exercise, and will cause its Affiliates to exercise, purchase options under the lease for the Equipment which GPI desires to use, in which case GPI may purchase such Equipment for an amount equal to the exercise price of the purchase options.
(i)Service Levels and Service Level Credits will continue to apply during the Termination Assistance Period so long as GPI is receiving Designated Services for the Charges calculated as though the Agreement had not been terminated.
(j)Within thirty (30) days after the expiration or termination of this Agreement, or any Designated Services provided hereunder, NTT DATA will provide GPI with complete and accurate copies of all documentation and materials prepared by, and in the possession of, NTT DATA or its subcontractors that pertain specifically to the delivery of the Designated Services to GPI. Such documentation will include, without limitation, documentation and materials describing processes, procedures and institutional knowledge, in each case that applies specifically to the provision of the Designated Services to GPI. Such materials will be provided in the form and media in which they exist at termination or expiration.
(k)This Agreement will govern the provision of Designated Services and the conduct of the Parties during the Termination Assistance Period, including any extension thereof for the Transition Extension Period.
ARTICLE XVI – REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS
16.1Representations, Warranties and Additional Covenants of NTT DATA.    NTT DATA represents, warrants and covenants as follows:
(a)Organization and Qualification. As of the Second Amendment Effective Date, NTT DATA (i) is duly organized, validly existing and in good standing under the laws of Delaware (ii) is duly qualified and in good standing as a foreign corporation in every jurisdiction in which the character of its business requires such qualification, and (iii) has the power to own its property and the authority to carry on its business as conducted as of the Effective Date.
(b)Due Authorization. The execution, delivery and performance of this Agreement have been duly authorized by NTT DATA, and this Agreement constitutes a valid and binding agreement of NTT DATA, enforceable against NTT DATA in accordance with its terms. The execution and delivery of this Agreement and compliance by NTT DATA with all provisions of this Agreement are within the corporate power and authority of NTT DATA.
(c)Conflicting Agreements. The execution, delivery and performance of this Agreement will not conflict with or result in a breach of the terms, conditions or provisions of, give rise to a right of termination under, constitute a default under, or result in any violation of, the organizational documents of NTT DATA or any mortgage, agreement, contract, instrument, order, judgment, decree, statute, law, rule or regulation to which NTT DATA or any of its properties is subject as of the Effective Date.
(d)Intellectual Property. The Software provided by NTT DATA does not and will not infringe or misappropriate the Intellectual Property Rights of any Third Party; provided that the foregoing representation will not apply if such infringement or misappropriation is caused solely by: (i) GPI’s contributions to or unauthorized use or modification of such software; or (ii) GPI’s use of such item in combination with any product or equipment not owned, developed or authorized by NTT DATA, except where NTT DATA knew or should reasonably have known that such combination would be used by GPI and did not object. In addition, the Designated Services as provided by NTT DATA pursuant to this Agreement do not and will not infringe or misappropriate the Intellectual Property Rights of any Third Party. As of the Effective Date, NTT DATA has obtained all rights and licenses required from Third Parties to (x) operate, use, license and provide the NTT DATA Software and NTT DATA Third Party Software, (y) provide the Designated Services, and (z) otherwise perform its obligations under this Agreement. NTT DATA will acquire such further rights and licenses to the extent necessary to provide any New Services. NTT DATA will maintain in full force and effect the rights and licenses described in this subsection for the entire Term of this Agreement and for the duration of the provision of Termination Assistance Services.
(e)Qualified Work Force. NTT DATA’ personnel will possess the proper skill, training, experience and background to perform, and will perform the Designated Services in a diligent and workmanlike manner.

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(f)Best Practices. In performing the Designated Services, NTT DATA will monitor the processes, procedures and practices it uses to perform the Designated Services in light of the best practices it uses in performing similar services for its other similarly situated customers and will implement such best practices with respect to GPI in the most cost effective manner consistent with the quality and performance of a Tier One Provider. Nothing in this Section 16.1(f) will require or allow NTT DATA to implement a process, procedure or practice with respect to the Designated Services that would constitute an Operational Change without first going through the Change Control Procedures.
(g)Viruses and Denial of Service Attacks. NTT DATA will use commercially reasonable efforts to ensure that no Viruses that are designed to disable or damage hardware or damage, erase or delay access to Software or data are coded or introduced into the Software or systems used to provide the Designated Services. NTT DATA will use commercially reasonable efforts to assist GPI in reducing the effects of and recovering from the introduction of any such Viruses. NTT DATA will use commercially reasonable efforts to guard against denial of service attacks using the Equipment in place as of the Commencement Date and as such Equipment may change during the Term.
(h)Disabling Devices. NTT DATA will not, and will cause its agents, contractors, subcontractors or representatives not to introduce any device created for the purpose of disabling or otherwise shutting down all or any portion of the Designated Services in any Software provided or made available by NTT DATA to GPI hereunder or used by NTT DATA in performance of the Designated Services. With respect to any Disabling Code that may be part of such Software, NTT DATA will not, nor permit any NTT DATA agent, contractor, subcontractor or representative to, invoke such Disabling Code at any time, including upon the expiration or termination of this Agreement for any reason.

(i)Compliance with Immigration Laws. NTT DATA will not assign Designated Services to be performed to any NTT DATA personnel who are unauthorized aliens, and if any NTT DATA personnel performing any of the Designated Services are discovered to be unauthorized aliens, NTT DATA will immediately remove such personnel from performing Designated Services and replace such personnel with personnel who are not unauthorized aliens.
(j)Non-Solicitation. Except as set forth in Section 15.2(e) without the prior written Consent of NTT DATA, GPI will not, directly or indirectly, solicit for employment, hire, or otherwise retain the services of any employee of NTT DATA or NTT DATA’s Affiliate who was involved in the performance of NTT DATA’s obligations under this Agreement during the preceding 12 months. Without the prior written Consent of GPI, NTT DATA will not. Directly or indirectly, solicit for employment, hire, or otherwise retain the services of any employee of GPI or GPl’s Affiliates with whom NTT DATA came into contact in connection with the activities under this Agreement during the preceding 12 months. This prohibition on soliciting and hiring shall extend for 90 days after the termination of the employee’s employment if such employee voluntarily resigns. Neither
(i) the publication of classified advertisements in newspapers, periodicals, Internet bulletin boards, or other publications of general availability or circulation, or (ii) a solicitation that targets individuals with particular work experience or skills based on information available to subscribers. members or general public on professional or social network websites or job boards. nor the consideration and hiring of persons responding to such advertisements or solicitation shall be deemed a breach of this Section, unless the advertisement, solicitation or other recruiting activity is undertaken as a means to circumvent or conceal a violation of this provision or by representatives of a Party acting with knowledge of this hiring prohibition.
(k)Compliance with Privacy Laws. NTT DATA will at all times comply with all Laws relating to the protection of personal data and information in all jurisdictions whose citizens’ personally identifiable information is stored on any Equipment controlled by NTT DATA or its Affiliates.
(l)Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN ANY STATEMENT OF WORK, NTT DATA EXPRESSLY DISCLAIMS, AND GPI HEREBY WAIVES, ALL REPRESENTATIONS AND WARRANTIES WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTIES ARISING OUT OF COURSE OF DEALING OR COURSE OF PERFORMANCE.

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16.2Representations, Warranties and Additional Covenants of GPI. GPI represents, warrants and covenants as follows:
(a)Organization and Qualification. As of the Effective Date, (i) GPI is duly organized, validly existing and in good standing under the laws of Delaware, (ii) GPI is duly qualified and in good standing as a foreign corporation in every jurisdiction in which the character of its business requires such qualification, and (iii) has the power to own its property and the authority to carry on its business as conducted as of the Effective Date.
(b)Due Authorization. The execution, delivery and performance of this Agreement have been duly authorized by GPI, and this Agreement constitutes a valid and binding agreement of GPI, enforceable against GPI in accordance with its terms. The execution and delivery of this Agreement and compliance by GPI with all provisions of this Agreement are within the corporate power and authority of GPI.
(c)Conflicting Agreements. The execution, delivery and performance of this Agreement will not conflict with or result in a breach of the terms, conditions or provisions of, give rise to a right of termination under, constitute a default under, or result in any violation of, the organizational documents of GPI or any mortgage, agreement, contract, instrument, order, judgment, decree, statute, law, rule or regulation to which GPI or any of its properties is subject as of the Effective Date.
(d)Intellectual Property. The GPI Software does not and will not infringe or misappropriate the Intellectual Property Rights of any Third Party; provided, that the foregoing representation will not apply if such infringement or misappropriation is caused by (i) NTT DATA’ contributions to or unauthorized use or modification of such item, or (ii) NTT DATA’ use of such item in combination with any product or equipment not owned, developed or authorized by GPI, except where GPI knew or should reasonably have known that such combination would be used by NTT DATA and did not object. As of the Effective Date, GPI has obtained all rights and licenses required from Third Parties to operate, use, license and provide the GPI Software in accordance with this Agreement. GPI will maintain its rights and licenses in full force and effect for the Term of this Agreement and for the duration of the provision of the Termination Assistance Services to enable NTT DATA to perform its obligations under this Agreement.
(e)Disabling Devices. GPI will use commercially reasonable efforts to prevent the insertion by GPI (or any GPI agent, contractor, subcontractor or representative) of any device created for the purpose of disabling or otherwise shutting down all or any portion of the Designated Services in any Software provided or made available by GPI to NTT DATA hereunder or used by NTT DATA in its performance of the Designated Services. With respect to any Disabling Code that may be part of such Software, GPI will not, nor permit any GPI agent, contractor, subcontractor or representative to, invoke such Disabling Code at any time, including upon the expiration or termination of this Agreement for any reason.
(f)Non-Solicitation. Except as set forth in this Section (f) and Section 15.12 (Termination Assistance), during the Term and for a period of twelve (12) months thereafter, GPI may not solicit (other than through the use of general employment advertising or an independent employment agency or search firm, in either case where such solicitation is not specifically targeted at NTT DATA’ employees) or hire NTT DATA’ or NTT DATA’ Affiliates’ employees or subcontractors with whom GPI comes into direct contact as a result of the transactions contemplated by this Agreement without the Consent of NTT DATA.
(g)Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN ANY STATEMENT OF WORK, GPI EXPRESSLY DISCLAIMS, AND NTT DATA HEREBY WAIVES, ALL REPRESENTATIONS AND WARRANTIES WHETHER EXPRESS OR IMPLIED INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTIES ARISING OUT OF COURSE OF DEALING OR COURSE OF PERFORMANCE.
(h)Viruses and Denial of Service Attacks. GPI will use commercially reasonable efforts to ensure that no Viruses that are designed to disable or damage hardware or damage, erase or delay access to Software or data are coded or introduced into the Software or systems used to provide the Designated Services and to which GPI has access. GPI will use commercially reasonable efforts to assist NTT DATA in reducing the effects of and recovering from the introduction of any such Viruses.

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ARTICLE XVII – INDEMNITIES
17.1Indemnification by NTT DATA.
(a)Injury and Property Indemnification by NTT DATA. NTT DATA will indemnify, defend and hold the GPI Indemnitees harmless from and against all Losses for bodily injury (including death) and damage to real and tangible personal property arising out of or resulting from tortious conduct of NTT DATA or any employee, agent or subcontractor of NTT DATA, including the negligent failure of such an employee, agent, or subcontractor to comply with any security requirements and other rules and regulations established by GPI applicable to all similarly situated employees of GPI.
(b)Intellectual Property Indemnification By NTT DATA.
(i)NTT DATA will indemnify, defend and hold harmless the GPI Indemnitees from and against all Losses that any of the NTT DATA Resources infringes or misappropriates any copyright, patent, trademark, trade secret or any other Intellectual Property Right or other right of any Third Party.
(ii)NTT DATA will not be obligated to indemnify any of the GPI Indemnitees if the claim of infringement or misappropriation would not have occurred but for:
(A)The modifications of the NTT DATA Resources made by a GPI Indemnitee without the written direction or instruction of NTT DATA;
(B)The use of the NTT DATA Resources by GPI Indemnitee in other than their specified operating environment, provided that such use in such other environment was not due to the written direction or instruction of NTT DATA; or
(C)Such GPI Indemnitee’s combination, operation, or use of the NTT DATA Resources with products, data or apparatus not provided by NTT DATA, unless such combination, operation or use was at the written direction or instruction of, or in accordance with the specifications provided by NTT DATA, except where NTT DATA knew, or should have reasonably known that such combination use would be made by GPI and NTT DATA did not object.
(iii)If any of the NTT DATA Resources is, or in NTT DATA’ opinion is likely to be, held to constitute an infringing product (other than as a result of any of the circumstances set forth in Section 17.1(b)(ii), NTT DATA will in addition to its indemnity obligations, at its expense and option, either:
(A)Procure the right for GPI Indemnitees to continue using such item;
(B)Replace such item with a non-infringing equivalent item;
(C)Modify such item or have such item modified to make it non-infringing without having any adverse impact on GPI;

(D)Create a feasible Workaround that would not have any adverse impact on GPI; or
(E)If none of the previous four (4) options is available on commercially reasonable terms, accept return of such item and refund to GPI all Charges theretofore paid for the infringing item.
(c)Breaches of Certain Representations, Warranties and Covenants. NTT DATA will indemnify, defend and hold harmless the GPI Indemnitees from and against all Losses arising out of or resulting from any breach by NTT DATA of its representations, warranties or covenants set forth in Section 16.1(a-c) (Representations, Warranties and Additional Comments of NTT DATA/Organization and Qualification, Due Authorization, and Conflicting Agreements).
(d)Data Loss. NTT DATA will indemnify, defend and hold harmless the GPI Indemnitees from and against all Losses (including fines and penalties) arising out of any Data Loss Event that does not result from a NTT DATA Excuse.

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(e)Failure to Obtain Required Consents. NTT DATA will indemnify, defend and hold harmless the GPI Indemnitees from and against Losses (including fines and penalties) arising out of or resulting from NTT DATA’, its employees’, agents’ or subcontractors’ failure to comply with its obligations to obtain Required Consents pursuant to this Agreement, where the Third Party Claim is brought by a Person whose rights to the subject of the Required Consent have been adversely affected by NTT DATA’ failure to obtain a Required Consent.
(f)Reserved.
(g)Failure to Comply with Regulatory Requirements. NTT DATA will indemnify, defend and hold harmless the GPI Indemnitees from and against Losses (including fines and penalties imposed by Governmental Authorities) arising out of or resulting from NTT DATA’, its employees’, agents’ or subcontractors’ failure to comply with its obligations under Section 10.5 (Regulatory Compliance).
(h)Taxes. NTT DATA shall indemnify, defend and hold harmless the GPI Indemnitees from and against all Losses (including fines and penalties) (i) for property taxes, Withholding Taxes, taxes, and Taxes for which GPI is not financially responsible under this Agreement, including any interest, penalties, and other charges related thereto, (ii) arising from any Governmental Authority’s reclassification or attempt to reclassify any of NTT DATA’ personnel, agents, subcontractors or suppliers as an employee of GPI or any of GPI’s Affiliates, including without limitation, any tax liability (including interest and penalties) resulting from GPI’s or any such Affiliate’s failure to pay, deduct or withhold foreign, U.S. federal, and U.S. state and local income taxes, Federal Insurance Contribution Act taxes, or Federal Unemployment Tax Act taxes with respect to any of NTT DATA’ personnel, agents, subcontractors or suppliers, (iii) for penalties, interest and other charges related to Taxes, and (iv) for taxes that any non-U.S. taxing authority assesses, levies or charges GPI in any jurisdiction outside the United States from which services are provided by reason of the provision of the Designated Services by NTT DATA to GPI.

17.2Obligations to Subcontractors. NTT DATA will indemnify, defend and hold harmless the GPI Indemnitees from and against all Losses by NTT DATA’ subcontractors arising out of or resulting from NTT DATA’ breach of its obligations to such subcontractors.Indemnification by GPI.
(a)Injury and Property Indemnification by GPI. GPI will indemnify, defend and hold the NTT DATA Indemnitees harmless from and against all Losses for bodily injury (including death) and damage to real and tangible personal property arising out of or resulting from tortious conduct of GPI or any employee, agent or subcontractor of GPI.
(b)Intellectual Property Indemnification by GPI.
(i)GPI will indemnify, defend, and hold harmless the NTT DATA Indemnitees from and against all Losses that any of the GPI Resources infringes or misappropriates any copyright, patent, trademark, trade secret or any other Intellectual Property Right or other right of a Third Party.
(ii)GPI will not indemnify any of the NTT DATA Indemnitees if the claim of infringement or misappropriation would not have occurred but for:
(A)The modifications of the GPI Resources made by a NTT DATA Indemnitee without the written direction or instruction of GPI;
(B)The use of the GPI Resources by a NTT DATA Indemnitee in other than their specified operating environment, provided that such use in such other environment was not due to the written direction or instruction of GPI; or
(C)Such NTT DATA Indemnitee’s combination, operation, or use of the GPI Resources with products, data or apparatus not provided by GPI, unless such combination, operation or use was at the written direction or instruction of, or in accordance with the written specifications provided by GPI, except where GPI knew, or should have reasonably known that such combination use would be made by NTT DATA, and GPI did not object.
(iii)If any of the GPI Resources is, or in GPI’s opinion is likely to be, held to constitute an infringing product (other than as a result of any of the circumstances set forth in

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Section 17.2(b)(ii)), GPI will in addition to its indemnity obligations, at its expense and option, either:
(A)Procure the right for NTT DATA Indemnitees to continue using such item;
(B)Replace such item with a non-infringing equivalent item; or
(C)Modify such item or have such item modified to make it non-infringing without having any adverse impact on NTT DATA.
(c)Representations, Warranties and Covenants Indemnification by GPI. GPI will indemnify, defend and hold harmless the NTT DATA Indemnitees from and against all Losses arising out of or resulting from any breach by GPI of its representations, warranties or covenants set forth in Section 16.2(a-c) (Representations, Warranties and Additional Covenants of GPI/Organization and Qualification, Due Authorization, and Conflicting Agreements).

(d)Failure to Comply with Regulatory Requirements. GPI will indemnify, defend and hold harmless the NTT DATA Indemnitees from and against Losses (limited to fines and penalties imposed by Governmental Authorities) arising out of or resulting from GPI’s, its employees’, agents’ or subcontractors’ failure to comply with its obligations under Section 10.5 (Regulatory Compliance).
(e)Failure to Obtain Required Consents. GPI will indemnify, defend and hold harmless the NTT DATA Indemnitees from and against Losses (including fines and penalties) arising out of or resulting from GPI’s, its employees’ or agents’ failure to comply with its obligations to obtain Required Consents pursuant to this Agreement, where the Third Party Claim is brought by a Person whose rights to the subject of the Required Consent have been adversely affected by GPI’s failure to obtain a Required Consent.
(f)Reserved.
(g)Taxes. GPI will indemnify, defend and hold harmless the NTT DATA Indemnitees from and against all Losses (including fines, interest, and penalties) (i) for Taxes, property taxes, Withholding Taxes, interest and penalties assessed or claimed against NTT DATA for which GPI is financially responsible under this Agreement, and (ii) arising from GPI’s or any GPI Affiliate’s failure to pay, deduct or withhold foreign, U.S. federal, and U.S. state and local income taxes, Federal Insurance Contribution Act taxes, or Federal Unemployment Tax Act taxes with respect to any of the Transitioned Employees for periods before the effective date of their employment by NTT DATA.
(h)Designated and Transitioned Employees. GPI shall indemnify the NTT DATA Indemnitees from, and defend and hold the NTT DATA Indemnitees harmless from and against, any Losses to which the NTT DATA Indemnitees become subject, resulting from any claim by any Designated or Transitioned Employee resulting from (A) any act or omission by GPI arising prior to the Commencement Date in connection with such employee’s employment with GPI, except to the extent such alleged act was taken at, or such alleged omission resulted from, the request or direction of NTT DATA; and (B) any rights of the Designated or Transitioned Employee arising under any GPI pension or GPI retirement plan.
17.3Indemnification Procedures.
(a)Notice. Promptly after receipt by any Indemnified Party under this Article XVII (Indemnities) of notice of the commencement or threatened commencement of any action, proceeding or other claim by a Third Party involving a claim in respect of which the Indemnified Party will seek indemnification, the Indemnified Party shall notify the Indemnifying Party of such claim in writing and provide to the Indemnifying Party all reasonably available information requested. No failure to so notify an Indemnifying Party shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to such failure. Within thirty (30) days following receipt of Notice and such reasonably available information from the Indemnified Party relating to any claim, but no later than ten (10) days before the date on which any response to a complaint or summons is due (the applicable period referred to herein as the “Notice Period”), the Indemnifying Party shall notify the Indemnified Party in writing if the Indemnifying Party assumes full responsibility to indemnify, defend and hold harmless the Indemnified Party and elects to assume control of the defense and settlement of that claim (a “Notice of Election”). During the Notice Period, the Indemnified Party shall use commercially reasonable efforts to extend the date on which a response to the claim is due until the

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Indemnifying Party has provided its Notice of Election. The Indemnifying Party shall be responsible for all costs and expenses related to investigating and defending such claim (including reasonable legal fees and disbursements and reasonable out-of-pocket costs of investigation and litigation) incurred by the Indemnified Party (“Costs and Expenses”) during the Notice Period if the Indemnifying Party is obligated to indemnify the Indemnified Party. All settlements under this Section 17.3(a) will be deemed Confidential Information under this Agreement.
(b)Procedure Following Notice of Election. If the Indemnifying Party delivers a Notice of Election relating to any claim within the required Notice Period, the Indemnifying Party shall be entitled to have sole control over the defense and settlement of such claim; provided, however, that (i) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim, and (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim. The Indemnified Party will not unreasonably withhold its Consent to any such settlement, provided that it will be deemed reasonable to withhold Consent if the settlement is non-monetary in nature. After the Indemnifying Party has delivered a Notice of Election relating to any claim in accordance with the preceding paragraph, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred by such Indemnified Party in connection with the defense of that claim. In addition, the Indemnifying Party shall not be required to indemnify the Indemnified Party for any amount paid or payable by such Indemnified Party in the settlement of any claim for which the Indemnifying Party has delivered a timely Notice of Election if such amount was agreed to without the written Consent of the Indemnifying Party.
(c)Procedure Where No Notice of Election Is Delivered. If the Indemnifying Party does not deliver a Notice of Election relating to any claim within the Notice Period, or otherwise fails to acknowledge its indemnification obligations, the Indemnified Party shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party. The Indemnifying Party shall promptly reimburse the Indemnified Party for all Costs and Expenses related to such claim. If no Notice of Election is delivered, the Indemnified Party may settle any such claim without the Consent of the Indemnifying Party, except that the Indemnified Party must use reasonable commercial efforts to reduce the amount of any such settlement. If it is determined that the Indemnifying Party failed to defend a claim for which it was liable, the Indemnifying Party shall not be entitled to challenge the amount of any settlement or compromise paid by the Indemnified Party.
(d)Subrogation. The Indemnifying Party will be subrogated to the rights and defenses of the Indemnified Party to the extent of, and with respect to, the Indemnifying Party’s obligation to indemnify the Indemnified Party under this Article XVII (Indemnities).
ARTICLE XVIII – LIABILITY
18.1Limitation on Consequential Damages. OTHER THAN WITH RESPECT TO DAMAGES RESULTING FROM BREACHES OF SECTION 13.2 (DAMAGES FOR WHICH SHALL BE LIMITED TO AN AMOUNT EQUAL TO THE DAMAGES LIMITATION DEFINED IN SECTION 18.2(a) REGARDLESS OF THEIR CHARACTERIZATION AS DIRECT OR CONSEQUENTIAL DAMAGES), NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF PROFITS (WHERE “LOSS OF PROFITS” DOES NOT INCLUDE

THE PROFIT COMPONENT OF THE CHARGES FOR AMOUNTS DUE TO NTT DATA FOR THE DESIGNATED SERVICES), OR INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS SECTION 18.1 IS INTENDED TO BE SEPARATE AND INDEPENDENT FROM THE LIMITATION OF DAMAGES IN SECTION 18.2 AND APPLIES EVEN IF A PARTY’S REMEDIES IN THIS AGREEMENT ARE DEEMED TO HAVE FAILED OF THEIR ESSENTIAL PURPOSE. NOTWITHSTANDING THE FOREGOING LIMITATIONS, LOSSES FOR WHICH EITHER PARTY HAS AN INDEMNIFICATION OBLIGATION UNDER ARTICLE XVII SHALL BE DEEMED DIRECT DAMAGES.
18.2Limitation on Direct Damages.
(a)Except as set forth in Section 18.2(b), the liability of each Party to the other Party for any direct damages resulting from, arising out of or relating to this Agreement, whether based on an action or claim in contract, equity, negligence, tort or otherwise, will not exceed, in the aggregate, an amount equal to the Charges (including Transition Fees) during the twelve (12) months prior to the assertion of the claim (the “Damages Limitation”). If the activity from which the action arose

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occurs during the first twelve (12) months after the Effective Date, the Damages Limitation will equal twelve (12) times the average of the monthly Charges (including Transition Fees) through the previous month of the assertion of the claim. If, at any time during the Term, GPI has incurred direct damages arising out of this Agreement that exceed sixty-five percent (65%) of the Damages Limitation, then NTT DATA may, upon GPI’s Notice of request, refresh the amount of the Damages Limitation (as applied to GPI) for the remainder of the Term, and if NTT DATA refuses or fails to agree within thirty (30) days after GPI’s Notice to refresh the amount of the Damages Limitation, then GPI may terminate the Agreement only as a whole under Section 15.1 by giving Notice within sixty (60) days after the refusal or failure and NTT DATA shall be deemed to have waived the entire Termination Fee.
(b)The Damages Limitation is not applicable to: (1) amounts due and payable under this Agreement for Designated Services, Milestone Credits, Service Level Credits, procurement pass-throughs and reimbursements, similar charges, and interest thereon; (2) Losses subject to an indemnification obligation under Sections 17.1(a) (Injury and Property Indemnification by NTT DATA), 17.1(b) (Intellectual Property Indemnification By NTT DATA), 17.1(d) (Data Loss) to the extent the Data Loss Event was caused by NTT DATA’ gross negligence or willful misconduct, 17.1(g) (Failure to Comply with Regulatory Requirements), 17.1(h) (Taxes), 17.1(i) (Obligations to Subcontractors), 17.2(a) (Injury and Property Indemnification by GPI), 17.2(b) (Intellectual Property Indemnification by GPI), 17.2(d) (Failure to Comply with Regulatory Requirements), or 17.2(g) (Taxes); (3) damages resulting from, arising out of or relating to the willful misconduct of a Party; (4) damages resulting from the wrongful termination of this Agreement; (5) Section 19.3 (Property Damage); and (6) damages resulting from the wrongful refusal by NTT DATA to fulfill its Termination Assistance obligations.
18.3Cumulative Remedies. Except as may be otherwise expressly provided in this Agreement, no remedy or election under this Agreement will be deemed exclusive, but will be cumulative with, in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise.
18.4Mitigation of Damages. Each Party will have a duty to mitigate damages for which the other Party is responsible.

18.5Acknowledgment. THE PARTIES EXPRESSLY ACKNOWLEDGE THAT THE LIMITATIONS, WAIVERS, DISCLAIMERS AND EXCLUSIONS SET FORTH IN THIS Article XVIII HAVE BEEN ACTIVELY AND COMPLETELY NEGOTIATED BY THE PARTIES AND REPRESENT THE PARTIES’ AGREEMENT TAKING INTO ACCOUNT EACH PARTY’S LEVEL OF RISK ASSOCIATED WITH THE PERFORMANCE OR NONPERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE PAYMENTS AND OTHER BENEFITS TO BE DERIVED BY EACH PARTY PURSUANT TO THIS AGREEMENT.
ARTICLE XIX – INSURANCE
19.1Insurance. NTT DATA will procure and maintain, at its own cost and expense, the insurance coverages required in Schedule 19.1.
19.2Risk of Loss. NTT DATA is responsible for the risk of loss of, or damage to, any property of GPI at a NTT DATA Service Location, unless such loss or damage was caused by the acts or omissions of GPI or an agent of GPI. GPI is responsible for the risk of loss of, or damage to, any property of NTT DATA at a GPI Service Location, unless such loss or damage was caused by the acts or omissions of NTT DATA or an agent of NTT DATA. The risk of loss of, or damage to, property in transit will remain with the Party arranging the shipment.
19.3Property Damage. Each Party shall be liable to the other Party, subject to Article XVIII, on direct claims by the other Party for damage to the other Party’s real and tangible personal property (other than GPI Data, data owned by NTT DATA , or information) arising from the tortious conduct of the liable Party or its respective employees, agents or subcontractors; provided, that the liable Party’s liability shall be secondary to any insurance of the other Party.
ARTICLE XX – DISPUTES
20.1Disputes In General. The Parties will resolve all Disputes in accordance with the procedures described in Schedule 20.1 (the “Dispute Resolution Procedure”).
20.2Continued Performance. Except as set forth in Section 15.5(a) (NTT DATA Right to Terminate), NTT DATA agrees to continue performing its obligations under this Agreement while any Dispute is being

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resolved unless and until such obligations are terminated by the termination or expiration of this Agreement.
20.3Parties’ Agreement. Nothing set forth in the Dispute Resolution Procedure, this Agreement or otherwise will prevent the Parties from resolving any Dispute by mutual agreement at any time.
ARTICLE XXI – MISCELLANEOUS
21.1Right to Engage in Other Activities. GPI acknowledges and agrees that NTT DATA and its Affiliates may provide information technology services for Third Parties at the NTT DATA Service Locations. Subject to NTT DATA’ compliance with this Agreement and any other applicable agreements between NTT DATA and GPI, NTT DATA may acquire, license, market, distribute and/or develop for itself or others or have others develop for NTT DATA technology performing the same or similar functions as the technology used in connection with the Designated Services.
21.2Independent Parties. This Agreement does not create or evidence a partnership, joint venture or any other fiduciary relationship between the Parties. The Parties are independent; each has sole authority and control of the manner of, and is responsible for, its performance of this Agreement. Neither Party may create or incur any liability or obligation for or on behalf of the other Party, except as described in this Agreement. Each Party will maintain all required insurance and will pay all required employment and withholding taxes for its employees as mandated by federal, state, and local Law. In addition, each Party will be responsible for all actions of its employees, subcontractors, agents and representatives.
21.3Entire Agreement; Survival. This Agreement (including the Schedules, each of which is incorporated into this Agreement by this reference) constitutes the full and complete statement of the agreement of the Parties with respect to the subject matter hereof and supersedes any previous agreements, understandings or communications, whether written or oral, relating to such subject matter. Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement will survive any termination or expiration of this Agreement and continue in full force and effect.
21.4Amendments; Waiver. Contract Changes or modifications to this Agreement may not be made orally, but only in accordance with the Contract Change Control Procedures. Any terms and conditions varying from this Agreement on any order, invoice or other notification from either Party are not binding on the other unless specifically accepted in writing by the other. Unless otherwise expressly provided in this Agreement, a delay or omission by either Party in exercising any right or power under this Agreement will not be construed to be a waiver thereof. No waiver of any breach of any provision of this Agreement will constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provision hereof. Without limiting the foregoing, acceptance of late performance with or without objection or reservation by the Party to whom the performance is due will not constitute a waiver of any rights of that Party or constitute a waiver of the requirement of timely performance of any obligations remaining to be performed.
21.5Binding Nature; Assignment. This Agreement will be binding on the Parties and their successors and permitted assigns. Neither Party may assign any of its rights or delegate any of its duties or obligations under this Agreement without the other Party’s Consent, except that GPI may assign its rights and delegate its duties and obligations under this Agreement as a whole as part of the sale or transfer of all or substantially all of its assets or business, including by merger or consolidation. Any attempted assignment or delegation of any rights, duties, or obligations in violation of this Section 21.5 will be invalid and without effect. An assigning Party shall remain fully liable for and shall not be relieved from the full performance of all of its obligations under this Agreement
21.6Third Party Beneficiaries. This Agreement is entered into solely between, and may be enforced only by, NTT DATA and GPI, and this Agreement will not be deemed to create any rights in Third Parties, including employees, suppliers or subcontractors of a Party, or to create any obligations of a Party to any such Third Parties. Nothing in this Section 21.6, however, is intended to contravene a Party’s obligation to the other Party to indemnify the other Party’s Indemnitees, or NTT DATA’ obligation to GPI to provide the Designated Services to Service Recipients.
21.7Approvals and Similar Actions. Except as otherwise expressly provided in this Agreement, where agreement, approval, acceptance, consent or similar action is required of either Party by any provision of this Agreement, such action will not be unreasonably withheld or delayed and such action must be made in writing. An approval or consent given by a Party under this Agreement will not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor will it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent. Each Party agrees that it shall act in good faith in its performance under this Agreement and its respective dealings with the other Party under or in connection with this Agreement.

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21.8Notices.
(a)Unless expressly provided otherwise, all notices under this Agreement denoted with a capital “N” (“Notices”) will be in writing and will be deemed to have been duly given if delivered personally or by a nationally recognized courier service, faxed, electronically mailed or mailed by registered or certified mail, return receipt requested, postage prepaid, to the Parties at the addresses set forth in below:
(i)If to GPI, to each of the following:
Graphic Packaging International, LLC. 1500 Riveredge Parkway
Atlanta, GA 30328
Office of the General Counsel (770) 240-7200

(ii)If to NTT DATA:
NTT DATA Americas, Inc. 7950 Legacy Drive, Suite 900
Plano, Texas 75075-8499
Attn: Prasoon Saxena, President Manufacturing BU E-mail Address:
Phone Number: Tel: +1 972 624 7901

with a copy to:
NTT DATA Americas, Inc. 7950 Legacy Drive, Suite 900
Plano, Texas 75075-8499
Attn: John Dick, General Counsel
E-mail Address: john.dick@nttdata.com

All Notices under this Agreement that are addressed as provided in this Section 21.8(a), (i) if delivered personally or by a nationally recognized courier service, will be deemed given upon delivery, (ii) if delivered by facsimile or electronic mail, will be deemed given when confirmed, and (iii) if delivered by mail in the manner described above, will be deemed given on the fifth (5th) Business Day after the day it is deposited in a regular depository of the United States mail. Either Party from time to time may change its address or designee for notification purposes by giving the other Party Notice of the new address or designee and the date upon which such change will become effective.
(b)Unless expressly provided otherwise, all notices under this Agreement denoted with a non-capitalized “n” will be deemed given if provided to the GPI Representative or the NTT DATA Client Executive, as applicable, in writing, which may include notices given electronically.
21.9Press Releases. Neither Party may make any press releases, public announcements or similar public disclosure relating to this Agreement or its subject matter, including promotional or marketing material without the Consent of the other Party, and any such press release, public announcement or similar public disclosure will be coordinated with and approved by the other Party prior to release. Nothing in this Section will be construed as permitting NTT DATA to use any trademark, service mark, trade name, logo, symbol or brand name of GPI without GPI’s prior written Consent, which GPI may give or deny in its sole discretion. This provision does not alter the restrictions on the disclosure of Confidential Information set forth in Section 13.2 (Confidentiality) and, subject to Section 13.2 (Confidentiality), will not be construed so as to delay or restrict either Party from disclosing any information required to be disclosed in order to comply with any Law, rule or regulation.
21.10Construction Rules. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired, and such provision will be deemed to be restated to reflect the original intentions of the Parties as nearly as possible in accordance with Law. In performing its obligations under this Agreement, neither Party will be required to undertake any activity that would conflict with the requirements of any Laws, rule, regulation, interpretation, judgment, order or injunction of any Governmental Authority. This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which taken together

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will constitute one instrument. The Parties acknowledge and agree that each has been represented by legal counsel of its choice throughout the negotiation and drafting of this Agreement, that each has participated in the drafting hereof and that this Agreement will not be construed in favor of or against either Party solely on the basis of a Party’s drafting or participation in the drafting of any portion of this Agreement. In the event of any conflict between the terms of this Agreement and any Schedule hereto, the terms of this Agreement will prevail. In the event of any conflict between the terms of any Schedule hereto and its Exhibits or Attachments, the terms of the Schedule will prevail.
21.11Further Assurances. The Parties will execute and deliver such other instruments and documents, and take such other actions, as either Party reasonably requests to evidence or effect the transactions contemplated by this Agreement.
21.12Governing Law; Venue; Jurisdiction. This Agreement will be governed by and construed in accordance with the substantive laws of Delaware without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction.
21.13    Sustainability Guidelines. In performance of its obligations under this Agreement, Vendor agrees to comply with and require its employees, contractors and agents to comply with GPI’s Supplier Code of Conduct, as well as GPI’s policies, rules and directions regarding safety, security and appropriate conduct on GPI’s premises or delivery points and toward GPI’s employees. GPI will provide its Supplier Code of Conduct to Vendor upon request and will notify Vendor of other applicable policies prior to any on-site services. GPI’s Supplier Code of Conduct may also be found at: https://www.graphicpkg.com/supplier-resources/

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IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the Effective Date.

GRAPHIC PACKAGING INTERNATIONAL, LLC

By: /s/ Michael P. Doss
Name: Michael P. Doss
Title: President & CEO

NTT DATA AMERICAS, INC.

By: /s/ Prasoon Saxena
Name: Prasoon Saxena
Title: President- Manufacturing Business Unit

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SCHEDULES
Schedule A    Definitions and Rules of Interpretation
Schedule 1.1(a)    Service Recipients
Schedule 2.1.1    Service Towers
Schedule 2.2(a)    Statement of Work - IT/Applications
Schedule 2.2(b)    Statement of Work - SAP SERVICES - S/4 HANA IN AZURE SUPPORT
Schedule 2.2(c)    Statement of Work - Managed Collaboration Services
Schedule 2.2(d)    Statement of Work - Managed Customer Experience Services
Schedule 2.4    Transformation Plan
Schedule 2.7    Project Guidelines
Schedule 2.8(b)    Managed Agreements
Schedule 2.10    Service Level Agreement
Schedule 2.13    Reports
Schedule 3.2    Account Governance
Schedule 3.5(b)    Contract Change Control Procedures
Schedule 4.1    Charges
Schedule 4.2(b)    Invoices
Schedule 5.1(c)    Benchmark Methodology
Schedule 8.2    Financial Responsibilities Matrix
Schedule 9.2(a)(i)(A)    Key Personnel and Critical Personnel
Schedule 9.2(a)(i)(B)    GPI Competitors
Schedule 9.3(b)    Consented NTT DATA Subcontractors
Schedule 10.2    Service Locations

(A)NTT DATA Service Locations
(B)GPI Service Locations
Schedule 10.7(b)    Logical Security Guidelines

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Schedule 15    Termination Fees
Schedule 19.1    Insurance
Schedule 20.1    Dispute Resolution Procedure

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SCHEDULE A
Definitions and Rules of Interpretation
1.Rules of Interpretation. The following rules of interpretation apply to the Agreement and are by this reference incorporated into the Agreement:
(a)the word “or” is not exclusive and the words “including” or “include” are not limiting;
(b)the words “hereby,” “herein,” “hereof,” “hereunder” or other words of similar meaning refer to the entire document in which it is contained;
(c)a reference to any agreement or other contract includes permitted supplements, amendments and restatements;
(d)a reference to a law includes any amendment or modification to such law and any rules or regulations promulgated thereunder or any law enacted in substitution or replacement therefore;
(e)a reference to singular includes plural and vice-versa and each gender includes the other;
(f)a reference to days, months, or years refers to calendar days, months, and years, unless Business Days are specified;
(g)Article and Section headings and table of contents are only for reference and are not to be considered in interpreting this Agreement;
(h)a reference to an Article, Section, Appendix, Exhibit or Schedule which does not specify a particular document is to the relevant Article, Section Appendix, Exhibit or Schedule of the document containing the reference;
(i)a reference to an Article includes all Sections and subsections contained in such Article, and a reference to a Section or subsection includes all Subsections of such Section or subsection;
(j)All terms not otherwise defined herein will have the meaning commonly ascribed thereto in the IT industry;
(k)“$” or “dollars” refers to United States dollars; and
(l)unless otherwise indicated, all accounting terms, ratios and measurements will be interpreted or determined in accordance with GAAP as in effect on date hereof.
2.Definitions. As used in the Agreement, the following terms will have the following meanings:
“Account Managers” means the NTT DATA Client Executive and GPI Representative.

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“Adjustments” means adjustments to the Monthly Service Charges required to reconcile the Monthly Service Charges to the financial agreements of the Parties, and includes Additional Resource Charges, Reduced Resource Credits, Service Level Credits, any corresponding additional Taxes or refund of Taxes for which GPI is assigned financial responsibility pursuant to this Agreement, errors and omissions from previous months, and similar other pricing adjustments that reconcile the Monthly Service Charges to the Charges actually owed by GPI to NTT DATA for Designated Services in the applicable Base Month.
“Affiliate” means, with respect to any entity, any Person (other than a natural Person) Controlling, Controlled by or under common Control with such entity.
“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
“Applications” means Software that performs end-user or business-related processing functions that is either obtained from Third Parties, or owned by a Party.
“Business Day” means each Monday through Friday, other than national holidays recognized by GPI in the United States.
“Change” means together, Operational Changes and Contract Changes.
“Change in Control” means with respect to an entity, the consummation of a transaction in which the Control of such entity has changed from one Person to another Person, but does not include internal restructurings or reorganizations between and among Affiliated entities. A Change in Control of NTT DATA shall be deemed not to include a transaction or a related series of transactions that (i) results in loss of Control by a Person related to the Perot family and (ii) does not result in an unrelated Person acquiring Control.
“Commencement Date” means Effective Date.
“Consent” means consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person given in accordance with the Agreement.
“Contract Change” means any change to (a) the description for Designated Services, (b) Charges, (c) the description for Service Levels, (d) the Logical Security Guidelines, Physical Security Guidelines, Privacy Policy, GPI Regulatory Requirements, or NTT DATA Regulatory Requirements; or (e) any provision of this Agreement.
“Contract Year” means each twelve (12) month period commencing on the Effective Date or any anniversary of the Effective Date during the Term, including any extension thereof pursuant to Section 1.3 (Extension).
“Control” and its derivatives mean with respect to any Person, the power to direct or cause the direction of management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Critical Service” means any Designated Service to which a Critical Service Level (as defined in the Service Level Agreement) applies.
“Current State Transition” has the meaning set forth in Section 2.4.

“Customer Data” means all records, files, reports and other data relating to GPI customers provided to NTT DATA by GPI, its Affiliates or business partners or data collected, calculated or generated by NTT DATA on behalf of GPI in connection with the Designated Services.
“Date” means 12:01 a.m. on the relevant date unless otherwise specified.

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“Derivative Work” means a derivative work as defined in Title 17 U.S.C. § 101, as amended and as may be amended from time to time, which on the Effective Date states: “A ‘derivative work’ is a work based on one or more preexisting works, such as a translation, musical arrangement, dramatization, fictionalization, motion picture version, sound recording, art reproduction, abridgment, condensation, or any other form in which a work may be recast, transformed or adapted. A work consisting of editorial revisions, annotations, elaborations, or other modifications, which, as a whole, represent an original work of authorship, is a ‘derivative work.’”
“Disabling Code” means code that could have the effect of disabling or otherwise shutting down one or more Software programs or systems and/or hardware or hardware systems.
“Disaster” means an event or series of events that (i) do not constitute a Force Majeure Event; and (ii) materially and adversely affect NTT DATA’ ability to perform the Designated Services resulting in any unplanned interruption of the Designated Services.
“Disaster Recovery Services” has the meaning set forth in the Statement of Work.
“Dispute” means any dispute, claim or controversy of any kind or nature arising under or in connection with the Designated Services or otherwise in connection with the Agreement or the transactions contemplated thereby (including disputes as to the Designated Services, billing, or the creation, validity, interpretation, breach or termination of the Agreement).
“Effective Date” means the date specified in the introductory paragraph of the Agreement and is the date on which the Agreement is effective.
“Equipment” means the computer and telecommunications equipment used in providing the Designated Services, including without limitation: (i) all computers and associated attachments, features, accessories, peripheral devices and other equipment, and (ii) all private branch exchanges, communications controllers, multiplexors, local and remote front end processors, connections terminating equipment (e.g., jacks and associated configuration files and management systems), matrix switches (e.g., Bytex), modems, hubs, bridges, routers, automatic call distributors, voice response units and other telecommunications equipment.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any domestic (federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency, commission, board, bureau, court or instrumentality or arbitrator of any kind.
“GPI” has the meaning set forth in the introductory paragraph.
“GPI Assets” means assets owned or leased by GPI and used in connection with the Designated Services.
“GPI Data” means the following data:
( )    All data that is provided by or on behalf of GPI to NTT DATA pursuant to this Agreement as part of NTT DATA’ provision of the Designated Services, including keyed input and electronic capture of information by the Designated Services;

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(a)information that is derived from such data by means of the Designated Services, provided that GPI Data shall not include the Confidential Information of NTT DATA or any proprietary or intellectual property of NTT DATA; and
(b)All GPI Customer Data.
“GPI Equipment” means Equipment owned or leased by GPI and used by NTT DATA in connection with the Designated Services.
“GPI Indemnitees” means GPI, its Affiliates and their respective directors, officers, employees, and agents, and the heirs, executors, successors, assigns of any of these Persons.
“GPI Resources” means the GPI Third Party Software, the GPI Software and Tools (and Derivative Works, improvements and modifications thereto) and GPI Equipment, but excluding GPI Resources.
“GPI Software” means the Software owned or exclusively licensed by GPI that is not Third Party Software or NTT DATA Software and used by NTT DATA in providing the Designated Services.
“GPI Systems” means any computer Software or hardware that was not developed, provided, licensed, or acquired by, from or through NTT DATA under this Agreement and which is operated by GPI and interfaces with NTT DATA Assets or that in any way impacts NTT DATA’ provision of the Designated Services or the Termination Assistance Services.
“GPI Third Party Software” means Software Applications developed by Third Parties and licensed to GPI and used by NTT DATA in providing the Services.
“GPI Tools” means any Software development and performance testing tools, know-how, methodologies, process, or technologies owned by GPI and used by NTT DATA, in accordance with the terms hereof, in connection with NTT DATA’ provision of the Designated Services.

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“Gross Negligence” for purposes of this Agreement is intended to require proof of an element of malice or recklessness.
“Indemnification Claim” means a claim or demand of a Party, on its behalf or on behalf of one or more of its other Indemnitees.
“Indemnified Party” means a Party entitled to or seeking indemnification, on its own behalf or on behalf of one or more of its other Indemnitees, under Article XVII (Indemnities).
“Indemnifying Party” means a Party that has or is alleged to have an obligation to indemnify the other Party’s Indemnitees under Article XVII (Indemnities).
“Indemnitees” means the GPI Indemnitees or the NTT DATA Indemnitees, or both.
“Intellectual Property Rights” means all intellectual property rights, including (i) any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, Trade Secret, know-how, process, technology, development tool, ideas, concepts, design right, moral right, data base right, methodology, algorithm or invention, (ii) any right to use or exploit any of the foregoing, and (iii) any other proprietary right or intangible asset (including Software).
“IT” means information technology.
“Law” means all applicable laws (including those arising under common law), statutes, codes, rules, regulations, reporting or licensing requirements, ordinances and other pronouncement having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, including those promulgated, interpreted or enforced by any governmental or regulatory authority.
“Leased Equipment” means Equipment that is leased rather than owned by a Party.
“Liabilities” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, penalty, deficiency, assessment, Taxes, cost, expense (including reasonable attorneys’ fees and reasonable costs of investigation litigation and settlement), obligation, disgorgement or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.
“Losses” means liabilities, judgments, claims, settlements, damages, charges, liens, taxes, penalties, fines and obligations resulting from Third Party Claims which were either (i) finally awarded pursuant to a judgment by a court of competent jurisdiction (or such other dispute resolution mechanism as may be agreed by Parties), or (ii) paid or payable pursuant to a settlement made in accordance with Section 17.3. Losses also include Costs and Expenses related to the foregoing.
“Maintenance Release” means those Software fixes and updates provided by vendors of the Software as part of normal maintenance service for the Software, such as, for example, Software point releases.
“Materials” means expressions of literary works or other works of authorship, code and other development works of any kind (such as programs, program listings, programming tools, documentation, reports, drawings and similar works) that are developed by a Party hereunder or in connection with this Agreement.

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“Operating System Software” means Software used by NTT DATA to support the production or execution of a Software Application, but which is not specific to any Software Application.
“Operational Change” means: (1) any change (a) to the Designated Services, (b) the Service Levels or (c) the NTT DATA Assets used to provide the Designated Services that, in each case, would materially alter the (i) functionality, Service Levels or technical environment of the NTT DATA Assets used to provide the Designated Services, (ii) manner in which the Designated Services are provided, (iii) composition of the Designated Services or (iv) cost to GPI or NTT DATA of the Designated Services; (2) any change to (a) the GPI Service Locations or the NTT DATA Service Locations or (b) the Logical Security Guidelines, Physical Security Guidelines, Privacy Policy, GPI Regulatory Requirements, NTT DATA Regulatory Requirements; or (3) any change that disrupts the provision of the Designated Services.
“Parties” means, collectively, the signatories to this Agreement and their successors and permitted assigns.
“Party” means either of the signatories to this Agreement and their respective successors and permitted assigns.
“NTT DATA” has the meaning set forth in the introductory paragraph of this Agreement.
“NTT DATA Assets” means assets owned or leased by NTT DATA and used to deliver the Designated Services.
“NTT DATA Excuse” means any of the following: (i) a Force Majeure Event; (ii) a failure by GPI, its agents or contractors or Service Recipients to meet any of GPI’s Responsibilities; (iii) wrongful or tortious conduct by GPI, its agents or contractors or Service Recipients; (iv) actions or omissions by GPI, its agents or subcontractors that directly cause NTT DATA to fail to meet its Responsibilities or other obligations under the Agreement; (v) actions or omissions by GPI, its agents or contractors or Service Recipients in contravention to either (A) the reasonable recommendation of NTT DATA for which NTT DATA had given GPI written notice of an anticipated adverse impact that in fact occurs or (B) GPI’s specific responsibilities in an agreed written plan; or (vi) a failure or delay caused by Unsupported Software that GPI has specifically directed NTT DATA to continue to operate on GPI Equipment in an unsupported state.
“NTT DATA Indemnitees” means NTT DATA, its Affiliates and their respective directors, officers, employees, and agents, and the heirs, executors, successors, assigns of any of these Persons.

“NTT DATA Resources” means the NTT DATA Third Party Software, the NTT DATA Software, NTT DATA Tools (and Derivative Works, improvements and modifications to each of the above) and NTT DATA Equipment, but excluding GPI Resources.
“NTT DATA Software” means the Software (including Operating System Software and Applications) owned or exclusively licensed by NTT DATA that is not Third Party Software or GPI Software and used by NTT DATA in providing the Designated Services.
“NTT DATA Third Party Software” means Software developed by Third Parties and licensed to NTT DATA and used by NTT DATA in providing the Designated Services.
“NTT DATA Tools” means any Software development, monitoring and performance testing tools, know-how, methodologies, processes, technologies or algorithms owned by NTT DATA and used by NTT DATA in providing the Designated Services.

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“Person” means an individual, corporation, limited liability company, partnership, trust, association, joint venture, unincorporated organization or entity of any kind or nature, or a Governmental Authority.
“Project” means any of (i) New Scope Projects, (ii) In-Flight Projects, (iii) projects to be completed in accordance with the Transition Plan, or (iv) Designated Services that the Parties agree will be conducted on a project basis.
“Reduced Resource Credit” or “RRC” has the meaning set forth in the Charges Schedule.
“Regulatory Requirements” means together, the GPI Regulatory Requirements and the NTT DATA Regulatory Requirements.
“Related Documentation” means documentation (regardless of the format or media in which expressed) that describes the function and use (and installation, operation and maintenance) of Software, which may include the specifications, technical manuals, schematics, user manuals, procedures manuals, system manuals, statements of principles of operation, flow diagrams, and file descriptions.
“Required Consents” means any consents or approvals required to give NTT DATA, its Affiliates and their subcontractors the necessary rights with respect to any services, products, programs, materials, information, or facilities as necessary to provide the Designated Services or to consummate or effectuate the transactions contemplated by the Agreement.
“Re-Run” means the second performance of the same Designated Service.
“Sarbanes Oxley” means the Sarbanes-Oxley Act of 2002, and any regulations issued thereunder.
“Service Tower” means one of the technical lines of the Designated Services included within the Service Towers as set forth in Schedule 2.1 (Service Towers).
“Software” or “software” means any computer programming code consisting of instructions or statements in a form readable by individuals (source code) or machines (object code), and Related Documentation and supporting materials therefore, in any form or medium, including electronic media used by NTT DATA in the performance of the Designated Services.
“Successor Provider” means a Person that provides some or all of the Designated Services or similar services following the separation or termination of this Agreement.
“Tax” or “Taxes” means U.S. federal and U.S. state and local sales, use, excise, and other similar types of U.S. transfer taxes, fees or charges (excluding any related penalties, additions to tax, and interest), however designated or imposed, which are in the nature of a transaction tax, fee or charge, but not including any such taxes, duties, fees or charges imposed on or measured by net or gross income (including taxes such as the Michigan business tax and the Texas franchise (margins) tax) or gross receipts (other than any such taxes which are in the nature of transaction taxes of the type listed above), capital stock or net worth, or that are in the nature of an income, capital, franchise, or net worth tax. This definition does not apply to any local country agreement that may be negotiated under Section 1.1 of the Agreement and shall be separately defined therein.
“Third Party” means a Person other than a Party or an Affiliate of a Party and, for purposes of Section 17.1(a) and 17.2(a), includes employees of the Indemnified Party.
“Third Party Claim” means a claim of liability asserted against a Party by a Person other than the other Party or other Party’s Affiliates.

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“Third Party Software” means either GPI Third Party Software or NTT DATA Third Party Software.
“Tier One Provider” means any of the following: International Business Machines Corporation, Hewlett-Packard Corporation, Computer Sciences Corporation, or any other Person who possesses the breadth of IT service delivery, both in terms of geographical reach and scope of services, as any of the aforementioned Persons.
“Trade Secrets” has the meaning provided under California law.
“Unsupported Software” means Third Party Software for which maintenance support is no longer offered by or on behalf of the vendor of such Third Party Software.
“Version(s)” means major Software upgrades that generally add function to existing Software and may be provided by the Software vendor at a fee over and above the standard Software maintenance costs.
“Virus(es)” means computer instructions (i) that without functional purpose adversely affect the operation, security or integrity of a computing, telecommunications or other digital operating or processing system or environment including without limitation, other programs, data, computer libraries and computer and communications equipment, by altering, destroying, disrupting or inhibiting such operation, security or integrity; (ii) that without functional purpose, self-replicate written manual intervention; or (iii) that purport to perform a useful function but which actually perform either a destructive or harmful function.
“Wind-down Expenses” means the sum of the following:

(i)NTT DATA’ actual and reasonable cost to redeploy, relocate or sever NTT DATA’ personnel who are dedicated to providing the Designated Services at the time of the termination of the Designated Services and who are redeployed, relocated or severed from employment as a result of such termination;
(ii)NTT DATA’ actual and reasonable cost of terminating Third Party service contracts that were dedicated to performance of the Designated Services for GPI at the time of the termination of the Designated Services, and of which GPI is aware prior to such termination;
(iii)The depreciated book value of NTT DATA’ owned Equipment that was dedicated, at the time of termination, to the provision of the Designated Services, which Equipment was acquired with the knowledge of GPI that such Equipment would be dedicated to performance of the Designated Services; and
(iv)NTT DATA’ actual and reasonable cost of (A) terminating leases for NTT DATA Equipment or (B) redeploying Equipment leased by NTT DATA, in each case for Equipment used solely to provide the Designated Services, which Equipment was leased with the knowledge of GPI that such Equipment would be dedicated to performance of the Designated Services.
“Withholding Taxes” means foreign, federal, and state and local taxes, fees, or charges which are imposed on or by reference to gross or net income or gross or net receipts and are required by any Governmental Authority to be withheld by GPI from payments made to NTT DATA under this Agreement (including any related penalties and interest thereon).
“Work Product” means the physical embodiment (regardless of the media on which such physical embodiment resides) of all Related Documentation, Materials, data, designs, formulae, methods and processes, created, developed, prepared, provided or delivered relating to any newly developed Software. Notwithstanding the foregoing, for purposes of this Agreement, “Work Product” shall not include the physical embodiment

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of software development methods and processes or any personal notes and records of NTT DATA employees, agents or subcontractors involved in the development of any newly developed Software or the physical embodiments of NTT DATA Sole Inventions. The Parties acknowledge and agree that “physical embodiment of software development methods and processes” does not include the physical embodiment of actuarial algorithms, processes and methods.